Exhibit 10.1

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

DATED AS OF APRIL 22, 2005

By And Among

GREAT WHITE FLEET LTD.
as Borrower,

and

BVS LTD., CDV LTD., and CDY LTD.,
as Guarantors,

and

NORDEA BANK FINLAND PLC, ACTING THROUGH ITS NEW YORK BRANCH,
as Agent,

and

NORDEA BANK NORGE ASA, ACTING THROUGH ITS GRAND CAYMAN BRANCH,
as Lender.

REVOLVING CREDIT AGREEMENT

This Revolving Credit Agreement, dated as of April 22, 2005 (the “Agreement”) is made and entered into by and among (i) GREAT WHITE FLEET LTD. (the “Borrower”), (ii) BVS LTD., CDV LTD., and CDY LTD. (collectively, the “Guarantors,” and each a “Guarantor”), each of the Borrower and the Guarantors, a company organized and existing under the laws of Bermuda, (iii) NORDEA BANK NORGE ASA, acting through its Grand Cayman Branch, a banking association organized and existing under the laws of Norway, and each of the banks or other institutions whose names may appear from time to time on the signature pages of this Agreement (each a "Lender” and, collectively, the “Lenders”) or, if applicable, in the Register of the Agent (defined below), and (iv) NORDEA BANK FINLAND PLC, acting through its New York Branch, subject to Article VII of this Agreement, as agent for the Lenders (the “Agent”). Capitalized terms not otherwise herein defined shall have the respective meanings set forth below in Section 1.01.

PRELIMINARY STATEMENTS

(1) The Borrower desires to borrow from the Lenders upon the terms and conditions set forth herein in order to finance the applicable Guarantor’s purchase of the vessels CHIQUITA BELGIE, CHIQUITA DEUTSCHLAND, CHIQUITA NEDERLAND and CHIQUITA SCHWEIZ, to refinance the vessels CHIQUITA BREMEN and CHIQUITA ROSTOCK, and for general corporate purposes of Borrower and the Guarantors as further described in Section 4.01(k) hereof. Each Guarantor is a wholly-owned subsidiary of the Borrower.

(2) To induce the Agent and the Lenders to execute and deliver this Agreement and make Advances, from time to time, to the Borrower as set forth herein, (a) each of the Guarantors wishes to guaranty the Obligations of the Borrower hereunder, and (b) each of the Borrower and the Guarantors wishes to grant to the Agent on behalf of the Lenders a security interest in and lien upon the Collateral as herein below described.

(3) The Lenders have agreed to provide a facility with a maximum aggregate commitment of $80,000,000 upon the terms and conditions set forth herein.

(4) The Lenders have requested the Agent, and the Agent has agreed, to act on behalf of the Lenders in accordance with the terms and conditions set forth herein.

Now, therefore, the Borrower, the Guarantors, the Lenders and the Agent hereby agree among themselves as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. As used in this Agreement, each of the following terms shall have the respective meaning set forth below (such meanings, unless otherwise indicated, to apply to both the singular and plural forms of the terms defined):

"Advance” means any amount, and Advances means all amounts, advanced to the Borrower pursuant to the total Commitments. Each Advance shall consist of either a (i) Base Rate Advance or (ii) a EURIBO Rate Advance or a LIBO Rate Advance, each of which (i) and (ii) shall be a "Type” of Advance.

"Affected Lenders” has the meaning specified in Section 2.05(g).

"Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

"Agent” shall mean Nordea Bank Finland Plc, acting through its New York Branch, and any successor agent under this Agreement.

"Agreement” means this Agreement, as it may be amended, supplemented or otherwise modified from time to time.

"Applicable Lending Office” means, with respect to each Lender, such Lender’s Base Rate Lending Office in the case of a Base Rate Advance, such Lender’s LIBO Lending Office in the case of a LIBO Rate Advance, and such Lender’s EURIBO Lending Office in the case of a EURIBO Rate Advance.

"Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

"Bahamas Vessels” means the Bahamas flag vessels (i) CHIQUITA BELGIE, Official Number 720423; CHIQUITA DEUTSCHLAND, Official Number 720424, in each case owned by CDV Ltd.; and (ii) CHIQUITA NEDERLAND, Official Number 720422; and CHIQUITA SCHWEIZ, Official Number 720425, in each case owned by CDY Ltd.; and each a “Bahamas Vessel”, each as more particularly described in its respective Mortgage.

"Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest announced publicly by Nordea Bank Finland Plc, acting through its New York Branch, in New York, New York, from time to time, as its base rate for the relevant currency; or

(b) a rate equal to 1/2 of one percent per annum above the then current Federal Funds Rate.

"Base Rate Advance” means an Advance, denominated in Dollars or Euros, which bears interest at the Base Rate.

"Base Rate Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Base Rate Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

"Bermuda Vessels” means Bermuda flag vessels CHIQUITA BREMEN, Official Number 723130; and CHIQUITA ROSTOCK, Official Number 723183, and each a “Bermuda Vessel”, each as more particularly described in its respective Mortgage and owned by BVS Ltd.

"Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized by law to close in New York, New York, London, England or in the city where the Lending Office is located, and, in the case of any EURIBO Rate Advance, any other day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (“TARGET”) System is not open for business.

"Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as a capital lease in a note to such balance sheet, other than, in the case of the Guarantors, the Borrower or any of their respective Subsidiaries, any such lease under which the Guarantors, the Borrower or any of their respective Subsidiaries is the lessor.

"Cash Collateral” and “Cash Collateral Account” have the meaning set forth in Section 2.13.

"Chiquita” means Chiquita Brands International, Inc., a New Jersey corporation.

"Closing Date” means the day, but not later than the Termination Date, on which the respective parties hereto shall have executed and delivered this Agreement.

"Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"Collateral” means, collectively, the Vessels as described in the granting clause of their respective Mortgages, the Vessel insurances and earnings, and all additional security pledged to secure the Loan pursuant to the Loan Documents or such other related documents that may be entered into from time to time.

"Commitment” means the obligation of a Lender to lend the amount set forth opposite its name in Schedule II hereof, or, as the case may be, the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be reduced from time to time in accordance with the terms of Article II and as set forth in Schedule II (as revised by the Agent from time to time in accordance with this Agreement). Total Commitments means the aggregate of each Lender’s Commitment.

"Commitment Fee” has the meaning set forth in Section 2.10 hereof.

"Consolidated Total Debt” means, at a particular date, the sum of (y) all amounts which would, in accordance with GAAP, constitute consolidated short term debt and consolidated long term debt of the Borrower and its Subsidiaries as of such date, plus the maximum face amount of all outstanding letters of credit (whether drawn or undrawn) respecting which the Borrower or any of its Subsidiaries has any reimbursement or payment obligation, actual or contingent, as of such date, and (z) the amount of any Indebtedness (excluding any container lease obligations) outstanding on such date and not included in the amounts specified in clause (y) of any Person other than the Borrower or any of its Subsidiaries, which Indebtedness (excluding any container lease obligations) (i) has been and remains guaranteed on such date by the Borrower or any of its Subsidiaries or is otherwise the legal liability of the Borrower or any of its Subsidiaries (whether contingent or otherwise or direct or indirect, but excluding endorsements of negotiable instruments for deposit or collection in the ordinary course of business), or (ii) is secured by any Lien on any property or asset owned or held by the Borrower or any of its Subsidiaries, regardless of whether the obligation secured thereby shall have been assumed or is a personal liability of the Borrower or any of its Subsidiaries.

"Consolidated Total Capitalization “ means, at a particular date, the sum of Consolidated Total Debt and stockholder’s equity of the Borrower and its Subsidiaries.

"Consolidated Net Income” means, with respect to any Person for any period, the net income of such Person and its Subsidiaries determined in accordance with GAAP on a consolidated basis.

"Default” means any event or condition that, with the giving of notice, the lapse of time or both, would become an Event of Default.

"Dollar Equivalent Amount” has the meaning specified in Section 2.05(a)(ii).

"Dollars” and “$” mean the lawful and freely transferable currency of the United States of America.

"Drawdown Date” shall mean the date an Advance is to be made to the Borrower pursuant to this Agreement.

"Earnings Assignment” means collectively, (i) the assignment by the Guarantors respecting the Vessels’ freights, hires, earnings, moneys, claims for moneys due and proceeds thereof to the Agent on behalf of the Lenders, and (ii) the assignment by the Borrower as time chartered owner respecting the Vessels’ freights, hires, earnings, moneys, claims for moneys due and proceeds thereof, in each case substantially in the form of Exhibit D-2, as the same may be amended, supplemented or otherwise modified from time to time.

"Eligible Assignee” means (i) a commercial bank, savings and loan institution, insurance company or financial institution organized under the laws of the United States, or any State thereof, which bank has both assets in excess of One Billion Dollars ($1,000,000,000) and combined capital and surplus in excess of Two Hundred Fifty Million Dollars ($250,000,000), or which insurance company or financial institution has total assets in excess of One Billion Dollars ($1,000,000,000), (ii) a commercial bank organized under the laws of any other country which is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, which bank has a combined capital and surplus (or the equivalent thereof under the accounting principles applicable thereto) in excess of Two Hundred Fifty Million Dollars ($250,000,000), provided that such bank is acting through a branch or agency located in the United States, Bermuda or the country in which it is organized or another country which is also a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, (iii) the central bank of any country which is a member of the OECD or (iv) a finance company, insurance company or other financial institution or a fund which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, has total assets in excess of Seven Hundred Fifty Million Dollars ($750,000,000), is doing business in the United States and is organized under the laws of the United States, or any State thereof, or under the laws of any member country of the OECD.

"EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

"ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate” means with respect to any Person, (i) corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which such Person is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses of under common control within the meaning of Section 414(c) of the Code of which such Person is a member, and (iii) any member of an affiliated service group within the meaning of Section 414(m) or 414(o) of the Code of which such Person or any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of the Borrower or any Guarantor shall continue to be considered an ERISA Affiliate of the Borrower or any Guarantor with respect to the period such entity was an ERISA Affiliate of the Borrower or any Guarantor and with respect to liabilities arising after such period for which the Borrower or any Guarantor could be liable under the Code or ERISA.

"ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA with respect to any Plan (excluding any such reportable event for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) a failure to comply with the minimum funding standard of Section 412 of the Code with respect to any Plan (whether or not waived in accordance with Section 412(d) of the Code) or a failure to pay when due a required installment in accordance with Section 412(m) of the Code with respect to any Plan or a failure to pay when due any required contribution to a Multiemployer Plan; (iii) the giving of notice by the administrator of any Plan pursuant to Section 4041(a)(2) of ERISA, of intent to terminate the Plan; (iv) a determination by the administrator of any Plan that the Plan will be unable to pay benefits when due; (v) the withdrawal by the Borrower or any Guarantor or any of their respective ERISA Affiliates from any Plan or the termination of any Plan resulting in liability to the Borrower or any Guarantor or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (vi) the commencement by the PBGC of any proceeding to terminate any Plan under Section 4042 of ERISA, or the receipt by the Borrower or any Guarantor or any of their respective ERISA Affiliates of any notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan, or the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vii) the imposition of any liability on the Borrower or any Guarantor or any of their respective ERISA Affiliates pursuant to Section 4062(e), 4069 or 4212(c) of ERISA; (viii) the withdrawal of the Borrower, any Guarantor or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan resulting in the incurrence of any liability by the Borrower or any Guarantor or any of their respective ERISA Affiliates (regardless of when notice of such liability is received), or the receipt by the Borrower or any Guarantor or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, or the receipt by the Borrower or any Guarantor or any of their respective ERISA Affiliates of notice from any Multiemployer Plan concerning the amount of liability incurred, or that may be incurred, by the Borrower or any Guarantor or any of their respective ERISA Affiliates in connection with any such withdrawal, reorganization, insolvency or termination; (ix) the occurrence of an act or omission which is reasonably likely to result in the imposition on the Borrower or any Guarantor or any of their respective ERISA Affiliates of any fine, penalty, tax or other charge under Chapter 43 of the Code or under Section 409, 502(c), 502(i), 502(l) or 4071 of ERISA with respect to any Plan; (x) the receipt by the Borrower or any Guarantor or any of their respective ERISA Affiliates of notice of the assertion of a material claim (other than routine claims for benefits) against any Plan (other than a Multiemployer Plan) or the assets thereof, or against the Borrower or any Guarantor or any of their respective ERISA Affiliates with respect to any Plan; or (xi) the receipt by the Borrower or any Guarantor or any of their respective ERISA Affiliates of notice of the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Plan.

"EURIBO Lending Office” means, with respect to any Lender, the office of such Lender specified as its “EURIBO Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

"EURIBO Rate” means, for an Interest Period for each EURIBO Rate Advance, the offered rate (rounded upward to the nearest 1/16 of one percent) for deposits of Euros for a period equivalent to such period at or about 11:00 A.M. (London time) on second Business Day before the first day of such period as is displayed on Telerate page 3750 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page 3750 on such system or on any other system of the information vendor for the time being determined by the Agent from time to time for purposes of providing quotations applicable to interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro), provided that if on such date no such rate is so displayed, the EURIBO Rate for such period shall be the rate determined by the Agent to be the rate of interest per annum equal to the rate per annum at which deposits in Euros are offered by the principal office of Nordea Bank Finland Plc to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a term equal to such Interest Period and in an amount substantially equal to such portion of the Loan. If the EURIBO Rate cannot be determined by reference to Telerate page 3750 (or any such other page) as provided in the preceding sentence, the EURIBO Rate for an Interest Period shall be determined by the Agent on the basis of the applicable rate furnished to and received by the Agent from Nordea Bank Finland Plc, two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.04. If at any time the Agent shall determine that by reason of circumstances affecting the London interbank market (i) adequate and reasonable means do not exist for ascertaining the EURIBO Rate for the succeeding Interest Period or (ii) the making or continuance of any Loan at the EURIBO Rate has become impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the London interbank market, the Agent shall so notify the Lenders and the Borrower. Failing the availability of the EURIBO Rate, the EURIBO Rate shall mean the Base Rate thereafter in effect from time to time until such time as a EURIBO Rate may be determined by reference to the London interbank market.

"EURIBO Rate Advance” means an Advance which is denominated in Euros and bears interest at the EURIBO Rate.

"Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

"Event of Default” means any of the events specified as such in Section 6.01 of this Agreement.

"Event of Loss” means any of the following events respecting any Vessel: (x) the actual or constructive total loss of such Vessel or the agreed or compromised total loss of such Vessel; or (y) the capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, such Vessel. An Event of Loss shall be deemed to have occurred (i) in the event of an actual loss of such Vessel, at noon Greenwich Mean Time on the date of such loss or if that is not known on the date which such Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of such Vessel, at noon Greenwich Mean Time on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (y) above, at noon Greenwich Mean Time on the date on which such event is expressed to take effect by the Person making the same. Notwithstanding the foregoing, if such Vessel shall have been returned to the applicable Guarantor following any capture, requisition or seizure referred to in clause (y) above prior to the date upon which payment is required to be made under Section 2.05(d) hereof, no Event of Loss shall be deemed to have occurred by reason of such capture, requisition or seizure.

"Excluded Taxes” has the meaning specified in Section 2.08(b).

"Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

"GAAP” means at any time generally accepted United States accounting principles at such time; provided, however, for purposes of determining compliance with Section 5.01(d), GAAP shall mean such generally accepted United States accounting principles as of December 31, 2004 or as of such later date as the Borrower and the Agent mutually may agree.

"Indebtedness” means, without duplication, (a) any liability of any Person (i) for borrowed money, or under any reimbursement obligation related to a letter of credit, or (ii) evidenced by a bond, note, debenture or other evidence of indebtedness (including a purchase money obligation) representing extensions of credit or given in connection with the acquisition of any business, property or asset of any kind, (other than a trade payable or other current liability arising in the ordinary course of business), or (iii) under any commodity, interest rate or currency exchange, hedge or swap agreement or similar agreement; provided, however, that if any such agreement provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then, in each such case, the amount of such obligation shall be the net amount thereof, or (iv) for obligations with respect to a lease of real or personal property that is or would be classified and accounted for as a Capital Lease, or (v) under any conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), or (vi) respecting obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business), or (vii) respecting all preferred capital stock or other securities issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, or (viii) respecting the principal portion of all obligations of such Person under synthetic leases, tax retention operating leases and other similar off-balance sheet financing arrangements (but excluding true leases) or (ix) respecting the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer and for which such Person is legally obligated; (b) any liability of others for any obligation described in the preceding clause (a) that (i) the Person has guaranteed or that is otherwise its legal liability (whether contingent or otherwise or direct or indirect, but excluding endorsements of negotiable instruments for deposit or collection in the ordinary course of business) or (ii) is secured by any Lien on any property or asset owned or held by that Person, regardless whether the obligation secured thereby shall have been assumed by or is a personal liability of that Person; provided, however, that to the extent recourse for the obligation received thereby is limited to the property or asset owned, the amount of Indebtedness for purposes of this Agreement shall be equal to the lesser of (A) the principal amount of such Indebtedness and (B) the fair market value of such property or asset; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b), above.

"Indemnified Taxes” has the meaning specified in Section 2.08(a).

"Insufficiency” means, with respect to any Plan, the amount, if any, by which the present value of the vested benefits under such Plan exceeds the fair market value of the assets of such Plan allocable to such benefits.

"Insurance Assignment” means the assignment of insurances by the Guarantors respecting the Vessels to the Agent on behalf of the Lenders, substantially in the form of Exhibit D-3, as the same may be amended, supplemented or otherwise modified from time to time.

"Interest Payment Date” means with respect to any Advance (1) the last day of each Interest Period, (2) the day any Advance matures and becomes due and payable, and (3) if the Interest Period is longer than three (3) months, the last day of every consecutive three month period following the first day of such Interest Period.

"Interest Period” means, for each Advance, the period commencing on the date of such Advance and ending on the last day of the period selected by the Borrower or the Agent, as the case may be, pursuant to this Agreement and, thereafter, each respective and successive period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower or the Agent, as the case may be, subject to the provisions below. The duration of each such Interest Period shall be (y), in the case of a Base Rate Advance, such period as the Agent shall notify the Borrower and (z), in the case of a LIBO Rate Advance or a EURIBO Rate Advance, one, two, three or six months, or such other period with the consent of the Lenders, in each case selected by the Borrower or the Agent, as the case may be, pursuant to this Agreement;

provided, however, with respect to each Advance:

(i)	no Interest Period relating to any Advance shall commence on or end after the Maturity Date; and

(ii)	whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for a LIBO Rate Advance or a EURIBO Rate Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

"Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement entered into between the Borrower and the Agent respecting any portion of the Loan.

"Lending Office” means the international banking office of the Agent in New York City, or any other office or affiliate of the Agent hereafter selected and notified to the Borrower from time to time by the Agent.

"LIBO Lending Office” means, with respect to any Lender, the office of such Lender specified as its “LIBO Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Base Rate Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

"LIBO Rate” means, for an Interest Period for each LIBO Rate Advance, the offered rate (rounded upward to the nearest 1/16 of one percent) for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (London time) on second Business Day before the first day of such period as is displayed on Telerate page 3750 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page 3750 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (“BBAIRS” terms) dated August 1985)), provided that if on such date no such rate is so displayed, the LIBO Rate for such period shall be the rate determined by the Agent to be the rate of interest per annum equal to the rate per annum at which deposits in Dollars are offered by the principal office of Nordea Bank Finland Plc to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a term equal to such Interest Period and in an amount substantially equal to such portion of the Loan. If the LIBO Rate cannot be determined by reference to Telerate page 3750 (or any such other page) as provided in the preceding sentence, the LIBO Rate for an Interest Period shall be determined by the Agent on the basis of the applicable rate furnished to and received by the Agent from Nordea Bank Finland Plc, two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.04. If at any time the Agent shall determine that by reason of circumstances affecting the London interbank market (i) adequate and reasonable means do not exist for ascertaining the LIBO Rate for the succeeding Interest Period or (ii) the making or continuance of any Loan at the LIBO Rate has become impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the London interbank market, the Agent shall so notify the Lenders and the Borrower. Failing the availability of the LIBO Rate, the LIBO Rate shall mean the Base Rate thereafter in effect from time to time until such time as a LIBO Rate may be determined by reference to the London interbank market.

"LIBO Rate Advance” means an Advance which is denominated in Dollars and bears interest at the LIBO Rate.

"Lien” means any lien, charge, easement, claim, mortgage, Option, pledge, right of first refusal, right of usufruct, security interest, servitude, transfer restriction or other encumbrance or any restriction or limitation of any kind (including, without limitation, any adverse claim to title, conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

"Loan” means the aggregate of the outstanding Advances to the Borrower advanced by the Lenders provided for in Article II of this Agreement.

"Loan Document” means any of, and “Loan Documents” means all of, this Agreement, the Notes, any Interest Rate Protection Agreement, any Other Hedging Agreement, and the Security Documents.

"Loss Termination Date” has the meaning specified in Section 2.05(d).

"Loss Termination Payment” has the meaning specified in Section 2.05(d).

"Majority Lenders” means at any time Lenders holding at least 51% of the then aggregate outstanding principal amount of all Notes held by Lenders, or, if no such principal amount is then outstanding, Lenders having at least 51% of the total Commitments (provided that, for purposes hereof, none of the Guarantors, the Borrower, nor any of their Affiliates, if a Lender, shall be included in (i) the Lenders holding such amount of the Advances or having such amount of the Commitments or (ii) determining the aggregate unpaid principal amount of the Advances or the total Commitments).

"Margin” means one and 1/4 percent (1.25%) per annum.

"Maturity Date” means the seventh anniversary of the Closing Date.

"Mortgage” means any of, and “Mortgages” means all of, the Bahamas or Bermuda statutory mortgages and the related Deed of Covenants with respect to a Vessel executed and delivered by a Guarantor, to the Agent for the benefit of the Lenders, substantially in the form attached hereto as Exhibit D-1A and D-1B, as the same may be from time to time amended, supplemented or otherwise modified.

"Mortgaged Property” means the Vessels as described in the granting clause of the respective Mortgage.

"Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which a Person or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding three plan years made or accrued an obligation to make contributions.

"Note” means any of, and “Notes” mean all, the respective Secured Promissory Notes of the Borrower, substantially in the form attached hereto as Exhibit A, to be issued to evidence the indebtedness of the Borrower hereunder as any such Note may be replaced, amended, supplemented or otherwise modified from time to time.

"Notice of Borrowing” has the meaning specified in Section 2.02(a).

"OECD” means the Organization for Economic Cooperation and Development.

"Obligations" mean all obligations, including but not limited to, all principal, interest, fees, expenses and other obligations set forth in the Note or in Article II, Section 5.03 and Section 8.04 hereof and any Interest Rate Protection Agreement or Other Hedging Agreement, of every nature of the Borrower and the Guarantors, as the case may be, from time to time owed to the Agent or any of the Lenders, or all of them, under any of the Loan Documents.

"Option” means (1) any right to buy or sell specific property in exchange for an agreed upon sum, (2) any right to receive funds, the amount of which is determined by reference to the value of capital stock or the purchase price thereof, (3) any right of the type or kind referred to as a “phantom stock right,” and (4) any other right commonly known or referred to as an “option.”

"Other Hedging Agreement” means any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values and entered into between the Borrower and the Agent respecting any portion of the Loan.

"PBGC” means the Pension Benefit Guaranty Corporation, or any entity or entities succeeding to any or all its functions under ERISA.

"Permitted Liens” means (A) inchoate Liens for taxes, assessments and governmental charges or levies to the extent not yet due or being contested in good faith by the Borrower or any Guarantor by appropriate proceedings for which adequate reserves have been established and maintained in accordance with GAAP, (B) Liens imposed by law, including, without limitation, materialmans’, mechanic’s, carriers’, workmen’s and repairmen’s Liens arising in the ordinary course of business and securing obligations which (1) are not overdue for a period of more than ninety (90) days and (2) for which adequate reserves have been established and maintained by the Borrower or any Guarantor in accordance with GAAP and (x) do not materially detract from the use or value of the property to which they relate, (y) do not materially impair the use thereof in the operation of the business of the Borrower or any Guarantor, or (z) are being contested in good faith by the appropriate proceedings, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property to which they relate subject to such Lien, (C) pledges or deposits incurred or made in the ordinary course of business to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature or to secure public or statutory obligations (other than excise taxes), (D) Liens securing property other than Collateral leased pursuant to leases permitted under Section 5.02(b) hereof, and (E) Liens on the property of the Borrower or any Guarantor created under or contemplated by the Loan Documents.

"Person” means any individual, corporation, partnership, business trust, joint venture, association, joint stock company, trust or other unincorporated organization, whether or not a legal entity, or any government or agency or political subdivision thereof.

"Plan” means, at any time, any employee pension benefit plan, as defined in Section 3(2) of ERISA, which is or was sponsored, maintained or contributed to, or required to be contributed to, by a Person, any of its Subsidiaries, or any ERISA Affiliate of such Person or any of its Subsidiaries, which employee pension benefit plan is covered by Title IV of ERISA or is subject to the minimum funding standards of the Code.

"Post-Petition Interest” has the meaning specified in Section 5.03(o).

"Reduction Date” means the last day of each six (6) month period following the Closing Date up to and including the Maturity Date.

"Reference Amount” means, as at any Reference Date, the amount determined by the Agent to be the sum of (y) the Dollar Equivalent Amount and (z) the LIBO Rate Advances and Base Rate Advances denominated in Dollars (including all such Dollar amounts, if any, to be paid as at such date).

"Reference Date” means an Interest Payment Date or a Reduction Date.

"Register” shall have the meaning set forth in Section 7.10(d) of this Agreement.

"Security Documents” means the Mortgages, the Earnings Assignment, and the Insurance Assignment.

"Solvent” means with respect to any Person on a particular date, that on such date the value of the assets of such Person is greater than the total amount of liabilities of such Person.

"Spot Exchange Rate” means, for any day, the spot rate at which Euros are offered on such day, which appears on page DKNA21 of the Reuters Screen at approximately 3:00 p.m., London time (and if such spot rate is not available on the applicable page of the Reuters Screen, such spot rate as quoted by the Agent at approximately 3:00 p.m., London time).

"Subordinated Obligations” has the meaning specified in Section 5.03(o).

"Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which a majority of the voting power entitled to vote in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by such Person or by one or more other Subsidiaries, or by such Person and one or more other Subsidiaries, or a combination thereof.

"Tangible Net Worth” means for any Person at any time, to the extent shown on such Person’s balance sheet, (a) the sum without duplication of (i) the amount of issued and outstanding share capital, but less the cost of treasury shares, plus (ii) the amount of paid in capital and retained earnings, less (b) intangible assets as determined in accordance with GAAP.

"Taxes” has the meaning specified in Section 2.08(a).

"Termination Date” means May 31, 2005.

"Transaction” means the extension of credit contemplated by the Loan Documents.

"Type” shall mean, with respect to an Advance, (a) a Base Rate Advance or (b) a LIBO Rate Advance or EURIBO Rate Advance, as the case may be.

"Vessel Prepayment Percentage” means as to a Vessel the percentage adjacent to the name of such Vessel set forth in Schedule Y.

"Vessel” means each of, and “Vessels” means all of, the Bahamas Vessels and the Bermuda Vessels.

"Withdrawal Liability” shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistently applied.

SECTION 1.03. Governing Language. All documents, notices and demands and financial statements to be delivered by any Person to the Agent or any Lender pursuant to this Agreement shall be in the English language.

SECTION 1.04. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. Upon the terms and subject to the conditions set forth in this Agreement, each Lender agrees severally, but not jointly, to make its pro rata share of the Advances to the Borrower on any Business Day during the period from the Closing Date to the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount in Dollars (or its equivalent in Euros as herein provided) set opposite such Lender’s name in Schedule II hereof or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Agent and in a revised Schedule II prepared accordingly by the Agent. Total Advances outstanding on any date shall not exceed the total Commitments for such date, which initially is Eighty Million Dollars ($80,000,000) and which shall be reduced permanently on each Reduction Date in accordance with Section 2.05 hereof and Schedule X. If the Closing Date has not occurred prior to the Termination Date, on the Termination Date, the Lenders’ total Commitments shall be reduced to zero (0), the Lenders shall not have any obligation to make any Advance hereunder, and the Lenders’ obligations shall terminate hereunder.

Advances may be made as (i) Base Rate Advances or (ii) EURIBO Rate Advances or LIBO Rate Advances, or both. All fundings constituting an Advance shall be made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of the then applicable total Commitments, and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow, on a revolving basis, in Euros and/or Dollars as provided herein, up to an aggregate outstanding amount at any time not to exceed the total Commitments in effect at such time.

SECTION 2.02. Making the Advances. (a) All Advances shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day (in respect of a LIBO Rate Advance or EURIBO Rate Advance, second Business Day in respect of a Base Rate Advance denominated in Euros, and preceding Business Day in respect of a Base Rate Advance denominated in Dollars) prior to the date of the proposed funding, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier, telex or cable. Such Borrower’s notice (a “Notice of Borrowing”) shall be by telecopier, telex or cable, confirmed immediately in writing, substantially in the form of Exhibit B hereto, specifying therein the requested (i) Drawdown Date, (ii) the amount of each Type of Advance, and (iii) the initial Interest Period for each such Advance (which shall be at least (1) month). Each Advance shall be in an amount not less than Five Million Dollars ($5,000,000) or in such greater increments of One Million Dollars ($1,000,000) as the Borrower may request or the equivalent amount in Euros calculated by reference to the Spot Exchange Rate in effect as at the date of the Borrower’s Notice of Borrowing. In the event that the Borrower’s Notice of Borrowing requests a EURIBO Rate Advance or Base Rate Advance denominated in Euros, in whole or in part, the Agent shall, in accordance with its normal procedures, calculate the Dollar amount of such Advance by reference to the Spot Exchange Rate in effect as at the date of the Borrower’s Notice of Borrowing and determine the Reference Amount. The Reference Amount may not exceed the total Commitments. Each Lender shall, before 11:00 A.M. (New York City time) on the date of the relevant Advance, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.02, in immediately available same day funds in Dollars and Euros, if applicable, such Lender’s ratable portion of such Advance. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s aforesaid address.

(b) The total amount of Advances to be made available by the Lenders shall never exceed the total Commitments, and each Lender’s portion of the Advances shall be proportionate always to such Lender’s Commitment as a fraction of the total Commitments of all Lenders.

(c) Unless the Agent shall have received written notice from a Lender prior to a Drawdown Date that such Lender will not make available to the Agent such Lender’s ratable portion of the Advance to be funded on such Drawdown Date, the Agent may assume that such Lender has made such portion available to the Agent on such Drawdown Date in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to such Advance and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance for purposes of this Agreement.

SECTION 2.03. General Provisions. (a) The Borrower shall have no right to borrow, and no Lender shall have any obligation to lend, any amount whatsoever after the day that is one (1) Business Day before the Maturity Date. All Advances borrowed in a given currency, and all interest thereon, shall be paid in such currency.

(b) The failure of any Lender to make its pro rata share of any Advance shall not relieve it or any other Lender of the obligation to Advance, but no Lender or the Agent shall be responsible for the failure of any other Lender to Advance to the Borrower.

(c) The Notice of Borrowing shall be irrevocable and binding on the Borrower. If for any reason on the Drawdown Date for the Advance specified in the Notice of Borrowing, the Advance is not made as a result of any failure to fulfill on or before the Drawdown Date the applicable conditions precedent, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of such failure, including, without limitation, any loss, cost or expense incurred by reason of currency exchange or of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance.

SECTION 2.04. Interest and Default Interest. (a) The Borrower shall pay interest on each Advance from its Drawdown Date until such Advance is paid in full, payable on each Interest Payment Date for such Advance. Notwithstanding the preceding sentence of this Section 2.04(a), all interest accrued on any Advance outstanding on the Maturity Date shall be paid on the Maturity Date.

(b) As long as no Event of Default shall have occurred and be continuing, interest on each Advance shall be payable at an interest rate which shall be adjusted, in advance at the start of the first day of each Interest Period therefor, and which shall be determined as follows:

(i) with respect to each Base Rate Advance, the Borrower shall pay interest thereon at the rate of interest determined by the Agent to be the Base Rate for the relevant Interest Period, provided that if the Agent shall elect the relevant Interest Period, it may be less than one (1) month;

(ii) with respect to each LIBO Rate Advance, the Borrower shall pay interest at an interest rate equal to the sum of (y) the LIBO Rate plus (z) the Margin or, if the LIBO Rate is unavailable for any such period, at the Base Rate until the LIBO Rate may be determined in accordance with the definition thereof.

(A) with respect to each Interest Period relating to a LIBO Rate Advance, the Borrower shall, by telex or telefax notice to be received by the Agent by 11:00 A.M. New York City time at least three (3) Business Days prior to the commencement of each such successive period, elect an Interest Period of one, two, three or six months duration, or such longer period with the consent of the Lenders, for all outstanding LIBO Rate Advances, provided the Borrower shall select Interest Periods, and if necessary shall select as the final Interest Period for each LIBO Rate Advance an Interest Period less than one month in duration, so that the maturity date of each such Advance shall be the last day of the Interest Period for such Advance; provided that if the Borrower shall fail to elect an Interest Period as herein provided, the relevant Interest Period shall be one (1) month, provided further that so long as any Event of Default has occurred and is continuing, the Agent shall elect the relevant Interest Period, which may be less than one month;

(B) the Agent shall give prompt telex or telefax notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.04(b);

(C) If, with respect to any LIBO Rate Advance, the Majority Lenders notify the Agent that the LIBO Rate for any Interest Period for such Advance will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective pro rata share of LIBO Rate Advances for such Interest Period because of a condition or event affecting the London interbank Eurodollar market generally, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon

(1) each LIBO Rate Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Advance, and

(2) the obligation of the Lenders to make, or to convert Advances into, LIBO Rate Advances shall be suspended until the Agent shall notify the Borrower and such Lenders that the circumstances causing such suspension no longer exist.

(iii) with respect to each EURIBO Rate Advance, the Borrower shall pay interest thereon at an interest rate equal to the sum of (y) the EURIBO Rate plus (z) the Margin or, if the EURIBO Rate is unavailable for any such period, at the Base Rate until the EURIBO Rate may be determined in accordance with the terms thereof:

(A) with respect to each Interest Period relating to a EURIBO Rate Advance, the Borrower shall, by telex or telefax notice to be received by the Agent by 11:00 A.M. New York City time at least three (3) Business Days prior to the commencement of each such successive period, elect an Interest Period of one, two, three or six months duration, or such longer period with the consent of the Lenders, for all outstanding EURIBO Rate Advances, provided the Borrower shall select Interest Periods, and if necessary shall select as the final Interest Period for each EURIBO Rate Advance an Interest Period less than one month in duration, so that the maturity date of each Advance shall be the last day of the Interest Period for such Advance; provided that if the Borrower shall fail to elect an Interest Period as herein provided, the relevant Interest Period shall be one (1) month, provided further that so long as any Event of Default has occurred and is continuing, the Agent shall elect the relevant Interest Period, which may be less than one month;

(B) the Agent shall give prompt telex or telefax notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.04(b); and

(C) If, with respect to any EURIBO Rate Advance, the Majority Lenders notify the Agent that the EURIBO Rate for any Interest Period for such Advance will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective pro rata share of EURIBO Rate Advances for such Interest Period because of a condition or event affecting the London interbank Euro currency market generally, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon

(1) each EURIBO Rate Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Advance, and

(2) the obligation of the Lenders to make, or to convert Advances into, EURIBO Rate Advances shall be suspended until the Agent shall notify the Borrower and such Lenders that the circumstances causing such suspension no longer exist.

(c) In the event that the Agent or any Lender does not receive on the due date any sum due under this Agreement or any of the other Loan Documents in accordance with the terms hereof or thereof, the Borrower shall pay to the Agent and such Lenders, as the case may be, on demand, interest on such sum, from and including the due date thereof to but not including the date of actual payment, at a rate per annum determined by the Agent from time to time to be (y) two per cent (2%) over (z) (i) the Base Rate, or (ii) the sum of the Margin plus the LIBO Rate or the EURIBO Rate, as the case may be. Except as otherwise provided in the following subsection (d), any such interest which is not paid when due shall be compounded at the end of each Interest Period (both before and after any notice of demand) by the Agent on behalf of the Lenders under this Agreement.

(d) Notwithstanding any provision contained in any of the Loan Documents, no Lender nor the Agent shall ever be entitled to receive, collect, or apply, as interest on the Obligations, any amount in excess of the maximum rate of interest permitted to be charged by applicable law, and, in the event any Lender or the Agent ever receives, collects, or applies as interest, any such excess, such amount which would be excessive interest shall be applied to the reduction of the Obligations then outstanding, and, if the Obligations then outstanding are paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest lawful rate, the Borrower and the Lender or the Agent, as the case may be, shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (ii) exclude any voluntary prepayments and the effects thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate is uniform throughout the entire term of the Obligations.

SECTION 2.05. Repayments; Prepayments. (a) (i) Subject to the following provisions of this Section 2.05, the total Commitments shall be reduced on each of the first fourteen (14) Reduction Dates by Four Million Four Hundred Thousand Dollars ($4,400,000) and on the Maturity Date to zero, as such $4,400,000 amount may be adjusted from time to time by the relevant Vessel Prepayment Percentage due to the sale of or an Event of Loss respecting a Vessel, as further set forth below in Section 2.05(d), and each Lender’s Commitment shall be reduced accordingly.

(ii) Three (3) Business Days prior to each Reduction Date, the Agent shall determine the Dollar equivalent (the “Dollar Equivalent Amount”) of the outstanding EURIBO Rate Advances and the Base Rate Advances denominated in Euros by reference to the Spot Exchange Rate in effect as at such date and calculate the Reference Amount. If such Reference Amount exceeds the total Commitments set forth in Schedule X at such time, on such Reduction Date the Borrower shall immediately repay (together with interest, costs, expenses and breakage) an amount equal to such excess, in Dollars, Euros or both, as the case may be.

(iii) On the Maturity Date, the Borrower shall repay the Loan together with interest, costs, expenses, breakage and other Obligations.

(b) The Borrower may, upon at least three (3) Business Days notice to the Agent and the Lenders received by 11:00 A.M. New York City time, and subject always to the requirements of Section 8.04(b), prepay the outstanding amount of each LIBO Rate Advance and EURIBO Rate Advance, in whole or in part, together, in each case, with accrued interest to the date of such prepayment on the amount prepaid, provided that any such partial prepayment shall be in a principal amount of integral multiples of One Million Dollars ($1,000,000) (or, if applicable, its equivalent in Euros). The Borrower may, subject always to the requirements of Section 8.04(b), prepay, at any time, the outstanding amount of each Base Rate Advance, in whole or in part, together, in each case, with accrued interest to date of such prepayment on the amount prepaid, provided that any such partial prepayment shall be in a principal amount of integral multiples of One Million Dollars ($1,000,000) (or, if applicable, its equivalent in Euros).

(c) If it shall become unlawful for any Lender to continue to fund or maintain its pro rata share of any Advance or to perform its obligations hereunder, such Lender shall notify the Borrower and the Agent, and such Lender shall use all reasonable efforts to change its lending office so that it can perform its obligations hereunder; provided that such Lender shall not be obligated to change its lending office if in its sole reasonable judgment it would be disadvantageous to do so. If such Lender does not change its lending office because it determines in its sole reasonable judgment that it is disadvantageous to do so or because such change would not render such Advance lawful, then such Lender shall notify the Agent and the Borrower, and shall make an Advance, and the Borrower shall borrow such Advance, at the Base Rate in an amount equal to the amount of the Advance currently outstanding and made by such Lender to the Borrower if in the sole reasonable judgment of such Lender such Advance can lawfully be extended at the Base Rate. Simultaneously with making such Advance at the Base Rate, the Advance then outstanding made available by such Lender to the Borrower shall be repaid by the Borrower. If any Lender makes a Base Rate Advance to the Borrower pursuant to subsection (c) of this Section 2.05, the Borrower may prepay such Advance, without penalty, at any time upon three (3) Business Days notice. If despite such Lender’s compliance with the preceding provisions of this Section 2.05(c), or if the Borrower shall refuse to borrow an Advance at the Base Rate as herein provided, and if it shall become unlawful for any Lender to fund or maintain any Advance or perform its obligations hereunder, upon demand by such Lender, the Borrower shall prepay in full the outstanding Advance made by such Lender, with accrued interest thereon and all other amounts payable by the Borrower hereunder, and upon such demand or any notice of prepayment the obligation of such Lender to make any Advance to the Borrower shall terminate.

(d) If an Event of Loss respecting a Vessel occurs prior to the first Drawdown Date, the total Commitments shall be permanently reduced in an amount equal to the product of (A) the Vessel Prepayment Percentage for the Vessel that has suffered an Event of Loss, multiplied by (B) the total Commitments. If an Event of Loss respecting a Vessel occurs after the first Drawdown Date, the Borrower shall give prompt written notice to the Agent of such Event of Loss. Upon the earlier of (i) the date the Borrower receives all insurance proceeds in respect of such Event of Loss or (ii) ninety (90) days after the date on which such Event of Loss shall be deemed to have occurred (the “Loss Termination Date”), the Borrower will pay to or on the order of the Agent, an amount (the “Loss Termination Payment”) equal to the amount calculated as set forth in the next sentence. The Loss Termination Payment shall be calculated as follows:

(i) the total Commitments shall be reduced by an amount equal to the product of (A) the Vessel Prepayment Percentage for the Vessel that has suffered the Event of Loss, multiplied by (B) the total Commitments in effect immediately prior to such Event of Loss; and

(ii) if the Loan exceeds the reduced total Commitments calculated in accordance with subclause (i) above, the amount of such excess together with interest through the Loss Termination Date, breakage and all other Obligations, shall be the amount of the relevant Loss Termination Payment.

Upon payment by the Borrower of the Loss Termination Payment, the Agent shall prepare (A) a revised Schedule X reducing the total Commitments by the relevant Vessel Prepayment Percentage on such Loss Termination Date and adjusting the remaining total Commitments as set forth in Section 2.05(a) and (B) a revised Schedule Y modifying the Vessel Prepayment Percentages for the remaining Vessels appropriately so that the total of such revised Vessel Prepayment Percentages equals one hundred percentum (100%). The Agent shall deliver to the Borrower and the Lenders revised Schedule X and revised Schedule Y, which revised Schedule X and revised Schedule Y shall, absent manifest error, without further act, be deemed the applicable Schedule X and Schedule Y for all purposes hereunder and under the Loan Documents. All Loss Termination Payments received by the Agent on account of an Event of Loss shall be applied by the Agent in the following order of priority:

(i) to the payment of any fees, costs or expenses due under any Loan Document, including, but not limited to, reasonable legal fees;

(ii) to the payment of any unpaid principal of or interest on the Loan due on or before the date of application;

(iii) to the prepayment of interest then due on the Loan to the date of prepayment; and

(iv) to the prepayment of the Loan.

(e) Against the payment obligations of the Borrower under the preceding paragraph, there shall be credited all payments received in respect of such Event of Loss including all insurance proceeds received prior to the Loss Termination Date by the Agent. So long as there is no Event of Default or Default, all insurance proceeds received by the Agent after the payments described in the preceding paragraphs have been made shall be disbursed by the Agent to the Borrower. If a Default exists and insurance proceeds are received by the Agent after the payments required by the preceding paragraph have been made, the Agent shall hold such proceeds until either (x) such Default no longer exists, in which case, such proceeds shall be disbursed to the Borrower or (y) such Default has matured into an Event of Default, in which case proceeds shall be treated in accordance with the sentence next following. So long as an Event of Default shall have occurred and continues, all insurance proceeds received by the Agent shall be distributed in accordance with the provisions of Section 6.03 hereof.

(f) The Borrower may not sell or dispose of, or permit to be sold or disposed of, any Vessel without first obtaining the written consent of the Agent to such sale or disposition, such consent not to be unreasonably withheld if, simultaneously with the completion of the sale or disposal and release of the Mortgage relating to such Vessel, the total Commitments shall be reduced by the relevant Vessel Prepayment Percentage and the Borrower shall prepay the Loan in an amount equal to the Loss Termination Payment that would be due under Section 2.05(d) upon an Event of Loss respecting such Vessel. Simultaneously with such payment by the Borrower, the Agent shall prepare a revised Schedule X reducing by the relevant Vessel Prepayment Percentage the level of Commitment on each Reduction Date occurring after such payment and a revised Schedule Y modifying the Vessel Prepayment Percentages for the remaining Vessels so that the total of such revised Vessel Prepayment Percentages equals one hundred percentum (100%). The Agent shall deliver to the Borrower and the Lenders a revised Schedule X and revised Schedule Y, which revised Schedule X and revised Schedule Y shall, absent manifest error, without further act, be deemed the applicable Schedule X and Schedule Y for all purposes hereunder and under the Loan Documents. Notwithstanding the foregoing, the Borrower may transfer, or permit to be transferred, ownership of a Vessel in accordance with Section 5.01(f).

(g) If at any time the Borrower shall, or may reasonably be expected to, be required to deduct and withhold, or indemnify any Lender with respect to, any Taxes (as defined in Section 2.08) (in each case, as evidenced by an opinion reasonably satisfactory in form and substance to the Agent and the Lenders from independent tax counsel reasonably satisfactory to the Agent and the Lenders) the Borrower may, upon at least three (3) Business Days notice to the Agent and the Lenders, prepay at any time, pro rata, the outstanding principal amount of each Advance, in whole or in part, together with accrued interest to the date of prepayment on the amount prepaid and all other amounts then payable to the Lenders by the Borrower; provided, that if such Taxes relate to payments to fewer than all the Lenders (the “Affected Lenders”), the Borrower may, upon at least three (3) Business Days notice to the Agent and the Affected Lenders, prepay, in whole or in part, pro rata (except as set forth in the following provision), the outstanding principal amount of Advances made by the Affected Lenders, with accrued interest thereon and all other amounts payable to the Affected Lenders by the Borrower (without prepaying any portion of any Advance made by any Lender that is not an Affected Lender); provided further, that if the rate of Taxes with respect to any Affected Lender is higher than with respect to another Affected Lender, the Borrower may prepay any portion of the Advance made by the former Affected Lender without prepaying any portion of the Advance made by the latter Affected Lender. The Agent shall give prompt written notice to the Lenders of any prepayments made under this paragraph (g).

(h) If for any reason whatsoever, Chiquita shall not be, or shall cease to be, listed on the New York Stock Exchange (a “Listing Failure”), the Borrower shall give immediate written notice to the Agent of such Listing Failure. The Commitment shall be terminated automatically upon a Listing Failure whether or not the Borrower shall have given notice of such Listing Failure and the Loan, together with interest, costs, breakage and all other Obligations shall become due and payable within two (2) Business Days after a Listing Failure occurs without notice of any kind. Not later than two (2) Business Days after a Listing Failure occurs, the Borrower shall pay to the Agent an amount equal to the sum of the outstanding principal amount of the Loan, all accrued, unpaid interest due through the prepayment date, breakage and all other Obligations.

SECTION 2.06. Increased Costs; Additional Interest. (a) If due to either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve or capital adequacy requirements, but not including a change related to Indemnified Taxes, as such terms are defined in Section 2.08 hereof) in, or in the interpretation of, any law or regulation, or (ii) the compliance by the Lender with any guideline or request (not including any guideline or request with respect to Indemnified Taxes, but including, with respect to reserve and capital adequacy requirements, those applicable laws, policies, guidelines and directives and interpretations in effect on the Closing Date) from any central bank or other governmental authority, any agency of the European Union or similar monetary or multinational authority, whether or not having the force of law, there shall be any increase in the cost to, or reduction in the return on capital of, any Lender in consequence of, any Lender agreeing to make or making, funding or maintaining an Advance, then the Borrower shall from time to time, upon demand by such Lender, pay to the Lender additional amounts sufficient to indemnify such Lender against such increased cost or reduction in the return on capital.

(b) If any Lender shall determine that reserves under Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time, are required to be maintained by it in respect of, or a portion of its costs of maintaining reserves under Regulation D is attributable to, one or more of its Advances, such Lender shall give notice to the Borrower, together with a certificate as described below in Section 2.06(c) and the Borrower shall pay to such Lender additional interest on the unpaid principal amount of each such Advance, payable on the same day or days on which interest is payable on such Advance, at an interest rate per annum equal at all times during each Interest Period for such Advance to the excess of (i) the rate obtained by dividing the LIBO Rate or EURIBO Rate, as the case may be, for such Interest Period by a percentage equal to 100% minus the Reserve Percentage (defined in the next sentence), if any, applicable during such Interest Period over (ii) the LIBO Rate or EURIBO Rate, as the case may be, for such Interest Period. The “Reserve Percentage” for any such period, with respect to any Advance, means the maximum reserve percentage applicable thereto under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to (i) liabilities or assets consisting of or including eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time, and having a term equal to any such period, or (ii) any other category of liabilities which includes deposits by reference to which the interest rate on such Advance is determined and which have a term equal to any such period.

(c) A certificate as to the amount of any such increased cost, increased interest or reduced return under this Section 2.06, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. Before making any demand under paragraph (a) or (b) of this Section 2.06, the Lender shall designate as to itself a different lending office if such designation would avoid the need for, or reduce the amount of such increased cost or interest, and will not, in the sole reasonable judgment of such Lender, be otherwise disadvantageous to it.

SECTION 2.07. Payments and Computations. (a) All payments by the Borrower or any Guarantor, as the case may be, hereunder and under any instrument delivered hereunder (except as otherwise provided in any such instrument) shall be made not later than 12:00 noon New York City time on the day when due in lawful and freely transferable Dollars to the Agent at the Agent’s office at 437 Madison Avenue, New York, New York 10022, for the account of the Lending Office in same day funds, provided that all payments of the principal of, and interest on, any portion of the Advances denominated in Euros, and all other amounts payable hereunder or under any such instrument in Euros, shall be paid when due by the Borrower or any Guarantor, as the case may be, as herein or therein provided in lawful and freely transferable Euros in same day funds. The Agent shall promptly disburse to the Lenders funds of such type as it shall have received in the manner provided by this Agreement.

(b) The Borrower and the Guarantors hereby authorize the Agent and each Lender, if and to the extent payment is not made when due hereunder or under any instrument delivered hereunder, to charge from time to time against any or all of the Borrower’s or the Guarantors’ accounts with the Agent or such Lender, as the case may be, the amount then due after expiry of all applicable grace periods. The Agent and the Lenders agree that any amounts charged pursuant to this Section 2.07(b) shall first be charged against the Borrower’s account with the Agent or the Lender, as the case may be, and any unsatisfied amount shall be charged against the Guarantors’ account(s) with the Agent or the Lender, as the case may be.

(c) All computations of interest and fees shall be made by the Agent and the Lenders on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such amount is payable.

(d) Whenever any payment to be made hereunder or under any instrument delivered hereunder shall be stated to be due, or whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, such payment shall be made, and the last day of such Interest Period shall occur, on the next succeeding Business Day, and any such extension of time shall in all cases be taken into account in the computation of payment of interest due hereunder or otherwise; provided, however, if such extension would extend the maturity date of any Advance or would cause such payment to be made, or the last day of any Interest Period relating to a LIBO Rate Advance or EURIBO Rate Advance, as the case may be, to occur, in a new calendar month, payment shall be made, and the last day of any such Interest Period shall occur, on the next preceding Business Day.

SECTION 2.08. Taxes.

(a) Tax Indemnity. Except to the extent provided in Section 2.08(b), the Borrower shall pay, and shall indemnify, protect, defend and hold harmless the Agent and each Lender (each, a “Tax Indemnitee”) from and against, any and all taxes, fees, levies, imposts, duties, assessments, withholdings and other charges (and all fines, penalties, interest and other additional charges relating thereto) which are imposed by any government or other taxing authority in any country or other jurisdiction or by any international or multinational authority (“Taxes”) (regardless of how or when such Taxes are imposed by applicable law), and which are imposed upon or with respect to, in connection with, or as a result of any one or more of the transactions contemplated in the Loan Documents, including (but not limited to) Taxes imposed on or with respect to the following:

(i) the Collateral or any part thereof or any interest therein, or

(ii) the execution, delivery, filing, recording, presence, performance or enforcement of any one or more of the Loan Documents, or

(iii) any amendment or other modification of any of the Loan Documents or any waiver or consent with respect to any of the Loan Documents, or

(iv) the issuance, acquisition, ownership, holding, transfer or refinancing of any of the Notes, or

(v) the payment, receipt or accrual of any amount paid or payable pursuant to any Loan Document,

(collectively, “Indemnified Taxes”) and any loss, liability, cost or expense incurred by or asserted against such Tax Indemnitee relating to any Indemnified Taxes.

(b) Excluded Taxes. The Borrower shall have no obligation under Section 2.08(a) to indemnify any Tax Indemnitee for any of the following Taxes (each an “Excluded Tax”):

(i) any Tax which is imposed on the net income of such Tax Indemnitee by any government or other taxing authority in any jurisdiction under the laws of which such Tax Indemnitee is incorporated or otherwise organized or in which such Tax Indemnitee has an office or other fixed place of business; provided that the exclusion in this Section 2.08(b) shall not apply, with respect to any Tax Indemnitee, to the following Taxes: (A) any Tax that is taken into account to calculate the payment of any indemnity or other amount on an after-tax basis pursuant to Section 2.08(d), or (B) any Tax to the extent that such Tax is a result of, and would not have been incurred by such Tax Indemnitee but for, any of the following: (1) the registration, operation, use, location or presence of any Vessel or any other Collateral in the jurisdiction in which the government or other taxing authority imposing such Tax is located (the “Taxing Jurisdiction”), or (2) the organization of the Borrower or any Guarantor under the laws of, or the presence of any place of business of the Borrower or any Guarantor or any Affiliate of the Borrower or any Guarantor in, or any act or activity of the Borrower or any Guarantor or any Affiliate or agent of the Borrower or any Guarantor in, the Taxing Jurisdiction, or (3) the payment by or on behalf of the Borrower or any Guarantor of any amount payable pursuant to any Loan Document in or from the Taxing Jurisdiction, or (4) the execution, delivery, filing, recording, performance or enforcement of any of the Loan Documents in the Taxing Jurisdiction, or (5) any other connection between the Taxing Jurisdiction and the Borrower or any Guarantor, or any Affiliate or agent of the Borrower or any Guarantor, or any of the Collateral; or

(ii) any penalty, fine, addition to tax or interest imposed on such Tax Indemnitee to the extent that such penalty, fine, addition to tax or interest is caused by, and would not have been payable but for (A) the failure by such Tax Indemnitee to file any Tax return which such Tax Indemnitee is required by applicable law to file with respect to any Excluded Tax described in clause (i) of this Section 2.08(b) before the time such penalty, fine, addition to tax or interest (as the case may be) accrued with respect to such Tax return, or (B) the failure by such Tax Indemnitee to pay any Excluded Tax described in clause (i) of this Section 2.08(b) which such Tax Indemnitee is required by applicable law to pay before the time such penalty, fine, addition to tax or interest (as the case may be) began to accrue with respect to such Excluded Tax payment.

(iii) any penalty, fine, addition to tax or interest imposed on such Tax Indemnitee to the extent that such penalty, fine, addition to tax or interest is caused by, and would not have been payable but for, (A) the failure by such Tax Indemnitee to file any Tax return which such Tax Indemnitee is required by applicable law to file with respect to any Tax, described Section 2.08(a), and for which such Tax Indemnitee is seeking indemnity from Borrower or Guarantor, before the time such penalty, fine, addition to tax or interest (as the case may be) accrued with respect to such Tax return, or (B) the failure by such Tax Indemnitee to pay any Tax described in Section 2.08(a), and for which such Tax Indemnitee is seeking indemnity from Borrower or Guarantor, which such Tax Indemnitee is required by applicable law to pay before the time such penalty, fine, addition to tax or interest (as the case may be) began to accrue with respect to such Tax payment provided however that this clause (iii) of this Section 2.08(b) shall not be applicable to any Tax described in or arising because of the conditions described in Section 2.08(b)(i)(B) or any Tax return with respect to any Tax described in or arising because of the conditions described Section 2.08(b)(i)(B).

(c) Withholding.

(i) If any Tax, monetary transfer fee or other amount is required by applicable law, by any agreement, or otherwise, to be deducted or withheld from or with respect to any amount payable pursuant to any of the Loan Documents to or for the benefit of any Tax Indemnitee, the Borrower and the Guarantors shall pay to such Tax Indemnitee such additional amount as shall be necessary to enable such Tax Indemnitee to receive (actually or constructively), after such withholding (including any withholding with respect to such additional amount), the amount which such Indemnified Party would have received (actually or constructively) if such withholding had not been required.

(ii) If the Borrower or any Guarantor is required by applicable law to make any deduction or withholding with respect to any Tax from any payment by it pursuant to any of the Loan Documents to or for the benefit of any Tax Indemnitee, the Borrower or any Guarantor (as the case may be) shall (x) pay the amount required to be deducted or withheld to the appropriate governmental authority or other taxing authority in a timely and proper manner and (y) deliver to such Tax Indemnitee, not later than 30 days after the date on which such payment is paid, an original receipt issued by the relevant governmental authority or other taxing authority (or other documentation reasonably acceptable to such Tax Indemnitee) evidencing that the obligation described in clause (x) of this sentence has been properly performed.

(d) Indemnities to be Paid on an After-Tax Basis. The amount of any indemnity payable to or for the benefit of a Tax Indemnitee pursuant to Section 2.08(a) and any additional amount payable to a Tax Indemnitee pursuant to Section 2.08(c) shall be calculated so as to be sufficient to indemnify such Tax Indemnitee for the amount of all Taxes required to be paid by such Tax Indemnitee as a result of the receipt or accrual of such indemnity or additional amount.

(e) Payments. The Borrower and the Guarantors (i) shall pay each Indemnified Tax in a timely and proper manner directly to the relevant taxing authority to the extent permitted by applicable law, (ii) shall pay any additional amount payable pursuant to Section 2.08(c) together with the payment to which such additional amount relates, and (iii) shall pay any indemnity payable to a Tax Indemnitee pursuant to Section 2.08(a) in immediately available funds within ten (10) Business Days after such Tax Indemnitee’s written demand therefor (which written demand shall include or be accompanied by a description in reasonable detail of the Indemnified Tax for which the indemnity is being demanded and the calculation of the amount of the indemnity).

(f) Survival. All the obligations and liabilities of the Borrower and the Guarantors under this Section 2.08 shall survive and remain in full force and effect, notwithstanding the expiration or earlier termination of this Agreement or any other Loan Document or the repayment of the Notes, until all such obligations have been fully performed and all such liabilities have been paid in full.

(g) (i) Each Lender (other than a Person that is (A) incorporated under the law of any State of the United States of America or (B) a national banking association organized under the law of the federal government of the United States of America, each of which is referred to in this Section 2.08(g) as a “U.S. Person”) shall deliver to the Agent and the Borrower, within twenty (20) Business Days after the Closing Date (or, in the case of any Person (other than a U.S. Person) that becomes a Lender after the Closing Date, within twenty (20) Business Days after the date on which such Person becomes a Lender) a completed and signed United States Internal Revenue Service Form W-8BEN, W-8ECI, W-8EXP, or W-9, whichever is applicable (or applicable successor form) evidencing that such Lender is entitled to exemption from, or a reduced rate of, United States federal withholding tax on payments of interest to such Lender (or to the Agent for the account of such Lender) pursuant to this Agreement and the Notes, provided that such Lender is legally entitled to sign such form.

(ii) The Agent shall deliver to the Borrower, within twenty (20) Business Days after a Person other than the Agent becomes a Lender, a completed and signed United States Internal Revenue Service Form W-8IMY (or applicable successor form) together with all attachments required by the instructions to such form.

(iii) Each Lender shall deliver to the Borrower such other certifications with respect to the residence, domicile or location of the Lending Office of such Lender as the Borrower may reasonably request from time to time, provided that (A) such Lender is legally entitled to sign such certification, (B) such Lender’s signing of such certification will not create a risk of adverse tax or business consequence to such Lender, and (C) such Lender has received from the Borrower all applicable forms and instructions (together with an English translation of any such document that is in a language other than English).

SECTION 2.09. Evidence of Debt. The indebtedness of the Borrower resulting from the Loan shall be evidenced by the Notes in favor of the Lenders issued by the Borrower in the original, aggregate principal amount of Eighty Million Dollars ($80,000,000) delivered to the Agent. Book entries made by each Lender or the Agent with respect to the Loan shall be conclusive and binding on the Borrower absent manifest error, as to the existence, amounts, interest rates and maturities of the Obligations of the Borrower.

SECTION 2.10. Fees. (a) Commencing on June 30, 2005 and on each September 30, December 31, March 31 and June 30 prior to the Maturity Date and on the Maturity Date (each a "Commitment Fee Payment Date”), the Borrower shall pay in arrears to the Agent, solely for the account of each Lender, a non-refundable Commitment fee (as to each Lender, its “Commitment Fee”) in the amount of 0.50% per annum of the average daily undrawn, uncancelled portion of the total Commitments as reduced from time to time in accordance with the terms hereof, for the period (x) in the case of the initial Commitment Fee Payment Date, from and including the Closing Date to but excluding June 30, 2005 and (y) in the case of each subsequent Commitment Fee Payment Date, from and including the immediately preceding Commitment Fee Payment Date to but excluding the Commitment Fee Payment Date on which such payment is due. The Agent agrees to send an invoice to the Borrower respecting the Commitment Fee due on each Commitment Fee Payment Date, but failure to send an invoice shall not relieve Borrower of its obligation to pay such Commitment Fee.

(b) The Borrower shall pay the Agent (i) on the Closing Date a non-refundable arrangement fee in an amount mutually agreed in writing by the parties by an arrangement fee letter dated the date hereof (the “Arrangement Fee”) and (ii) upon syndication of the Transaction to banks or financial institutions not affiliated with the Agent, and annually thereafter, in advance, an agency fee for the account of the Agent in an amount mutually agreed in writing between the Agent and Borrower by an agent’s fee letter dated March 10, 2005 (the “Agent’s Fee”).

SECTION 2.11. Domicile of Advances. Each Lender may transfer and carry its pro rata share Advances at, to or for the account of any branch office, subsidiary or Affiliate of such Lender, provided that the Borrower shall not be responsible for such costs arising under Section 2.06 or 2.08 resulting from any such transfer (other than an “Excluded Transfer” as defined in this Section 2.11) to the extent not otherwise applicable to such Lender prior to such transfer. For purposes of this Section 2.11, an “Excluded Transfer” shall mean any transfer by a Lender of its Advances to or for the account of any branch office, subsidiary or Affiliate of such Lender, made, or required to be made, pursuant to Section 2.05(c), Section 2.06(c), or any other requirement of this Agreement, applicable law, or compliance by the Lender with any guideline or request from any central bank or other governmental authority, any agency of the European Union or similar monetary or multinational authority, whether or not having the force of law, or any other transfer approved by the Borrower.

SECTION 2.12 Interest Rate Protection and Other Hedging Agreements. The Borrower may at any time and from time to time on and after the date hereof enter into one or more Interest Rate Protection Agreements or Other Hedging Agreements with the Agent with respect to the Borrower’s Obligations hereunder. All obligations of the Borrower under any such Interest Rate Protection Agreements or Other Hedging Agreements shall be included in the term “Obligations” and secured by the Loan Documents.

SECTION 2.13 Cash Collateral Accounts. At the sole discretion of the Agent from time to time, the Agent may require the Borrower to establish and maintain at its Lending Office, or such other office as the Agent shall determine in its discretion, in the name of the Borrower but under the sole dominion and control of the Agent, one or more cash collateral accounts (the “Cash Collateral Accounts”). The Borrower shall, upon the direction and sole discretion of the Agent, cause such amounts from the Collateral, including, without limitation, any Vessel’s earnings, moneys and proceeds thereof to be deposited directly into one or more Cash Collateral Accounts and shall from time to time make such deposits as are required by the Agent hereunder. Borrower hereby pledges to the Agent for the benefit of the Lenders, a Lien on and security interest in the Cash Collateral Accounts and all sums at any time and from time to time on deposit therein (the Cash Collateral Accounts, together with all sums on deposit therein, being collectively referred to as the “Cash Collateral”), as collateral security for the prompt payment in full when due, whether at stated maturity, by acceleration or otherwise, of the Obligations. Borrower shall, at any time and from time to time at its expense, promptly execute and deliver to the Agent any further instruments and documents, and take any further actions, that may be necessary or that the Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Cash Collateral. Borrower shall not (i) sell or otherwise dispose of any of the Cash Collateral, or (ii) create or permit to exist any Lien upon any of the Cash Collateral except under the Loan Documents.

ARTICLE III

CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent to the Initial Advance. The obligation of the Lenders to make the first Advance is subject to the condition precedent that on or before the Drawdown Date of the first Advance, the Agent shall have received the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(a) The Notes payable to each of the Lenders, respectively.

(b) This Agreement duly executed by the Borrower and the Guarantors.

(c) The Mortgages on the Bahamas Vessels duly recorded by the Registrar of Bahamian Ships at the Bahamas Maritime Authority in Nassau, Bahamas and the related Deeds of Covenants duly executed by the relevant Guarantor, and the Mortgages on the Bermuda Vessels duly recorded by the Bermuda Registrar of Shipping at the Department of Maritime Administration in Hamilton, Bermuda, and the related Deeds of Covenants duly executed by the relevant Guarantor.

(d) The Earnings Assignment duly executed by the Guarantors and the Borrower respecting each Vessel together with notices of such assignment.

(e) The Insurance Assignment duly executed by the Guarantors respecting each Vessel together with notices of such assignments.

(f) [not used]

(g) A Certificate of Registration and Transcript of Registrar for the Bahamas Vessels issued by the Registrar of Bahamian Ships at the Bahamas Maritime Authority in Nassau, Bahamas and the Certificate of Registration and Transcript of Register for the Bermuda Vessels issued by the Bermuda Registrar of Shipping at the Department of Maritime Administration in Hamilton Bermuda, in each case stating that each Vessel is owned by the respective Guarantor and that there are on record in such offices no mortgages, liens or other encumbrances on each Vessel except the relevant Mortgage.

(h) a Certificate of Compliance in the form attached hereto as Exhibit F, a Certificate of Solvency for the Borrower only in the form attached hereto as Exhibit G, and certified copies of and the Memorandum and Articles of Association and By-Laws, or equivalent documents of each of the Borrower and the Guarantors.

(i) Certified copies of the resolutions of the Boards of Directors of the Borrower and the Guarantors and shareholders consent (if necessary) approving the Loan Documents, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents.

(j) (i) A certificate of the secretary or the assistant secretary of the Borrower and the Guarantors certifying the names and true signatures of the officers of such Person, respectively, authorized to sign the Loan Documents and any other documents to be delivered hereunder and (ii) a certificate of the president or vice president (or the chairman or deputy chairman as applicable) of each of the Borrower and the Guarantors stating that (x) the representations and/or warranties contained in Section 4.01 are correct on and as of such Drawdown Date, (y) no Default or Event of Default has occurred and is continuing, or would result from such Advance or from the application of the proceeds therefrom, and (z) and stating that no material adverse change has occurred since December 31, 2004 in the business, operations, properties, prospects or condition (financial or otherwise) of the Borrower or any Guarantor, respectively. It shall be a further condition precedent that on each Drawdown Date, the foregoing statements shall be true and the giving of the Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Advance shall constitute a representation and warranty by the Borrower that on each Drawdown Date such statements are true.

(k) (i) A favorable opinion of in-house counsel of the Borrower or of Chiquita, and the firm of Keating, Muething & Klekamp PLL, each acting as special counsel to the Borrower and the Guarantors, substantially in the form of Exhibit F-1 hereto and as to such other matters as any Lender through the Agent may reasonably request, (ii) a favorable opinion of Conyers Dill & Pearman, special Bermuda counsel to the Borrower and the Guarantors, substantially in the form of Exhibit F-2 hereto and as to such other matters as any Lender through the Agent may reasonably request and (iii) a favorable opinion of Higgs & Johnson, special Bahamas counsel to the Borrower, CDV Ltd. and CDY Ltd. in the form of Exhibit F-3 hereto and as to such other matters as any Lender through the Agent may reasonably request.

(l) (i) a favorable opinion of Appleby Spurling & Kempe, special Bermuda counsel to the Agent, as to such other matters as any Lender through the Agent may reasonably request, (ii) a favorable opinion of Messrs. Holland & Knight LLP, special New York counsel to the Agent, as to such matters as any Lender through the Agent may reasonably request and (iii) a favorable opinion of Harry B. Sands, Lobosky & Company, special Bahamas counsel to the Agent, as to such matters any Lender through the Agent may reasonably request.

(m) A report and opinion of an independent insurance broker satisfactory to the Agent (who may be the Borrower’s broker) with respect to insurance on the Vessels together with copies of the certificates of insurance and/or certificates of entry with respect to all insurance required by the relevant Mortgage, showing, among other things, the loss payee clause required by the relevant Mortgage, in each case signed by the respective insurer or the duly authorized broker thereof.

(n) A letter from the Process Agent, referred to and defined in Section 8.06 of this Agreement, in which it agrees to act as Process Agent for the Borrower and the Guarantors and to deliver forthwith to the Borrower and the Guarantors all process received by it as such Process Agent.

(o) Evidence of payment by the Borrower and the Guarantors of all applicable documentary stamp taxes (if any) payable in connection with the authorization, execution and delivery of each of the Loan Documents, and the performance of the transactions hereby or thereby contemplated, or an opinion of counsel that no such taxes are payable.

(p) Evidence that the Borrower has paid to the Agent, and the Agent shall have received, (i) the Arrangement Fee, and (ii) if applicable, the Agent’s Fee payable to the Agent.

(q) Uniform Commercial Code Financing Statements and other appropriate financing statements, Bermuda Companies Registry filings, or notices and consents, in each case in form and substance acceptable to the Agent, duly executed, if applicable, by the Borrower, the Guarantors or other appropriate Person, and duly filed with the appropriate offices or registers as designated by the Agent, and evidence that the Borrower and the Guarantors shall have done such other acts requested by the Agent to create a perfected security interest or charge having first priority in any collateral covered by a Loan Document.

(r) An undertaking from the relevant classification society as required under Article II, Section 9 of each relevant Deed of Covenants constituting part of each Mortgage.

(s) Evidence of confirmation of class respecting each Vessel issued not earlier than 10 days prior to the first Drawdown Date.

(t) In addition, the following matters shall be true, correct and complete or otherwise satisfactory to the Agent:

(i) since December 31, 2004, there shall have occurred no change in the condition, operations, business, prospects, properties or assets of any Guarantor or of the Borrower, which change in the opinion of the Agent or the Majority Lenders is or will be materially adverse or gives reasonable grounds to conclude that any of the Borrower or any Guarantor may not, or may be unable to, perform or observe its respective obligations under the Loan Documents.

(ii) all approvals, authorizations, consents, notices to or registrations with any governmental authority or agency in connection with the transactions contemplated by the Loan Documents have been obtained and are in full force and effect;

(iii) all corporate or other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents and the Transaction shall be satisfactory in form and substance to each of the Lenders and the Agent and their counsel; and

(iv) the Agent and the Lenders shall have received such other approvals, opinions, or documents as they may reasonably request.

SECTION 3.02. Conditions Precedent to Subsequent Advances. Each of the following actions by the Borrower may be taken without independently satisfying the conditions precedent set forth in this Section 3.02: (x) the nomination of each Interest Period subsequent to the initial Interest Period or any change in the Type of Advance, and (y) the conversion of all, but not less than all, of any Advance denominated in one currency into the other currency (without an increase in the outstanding amount of the Loan). The obligation of the Lenders to make any Advance that results in an increase in the outstanding Loan pursuant to Section 2.01 after the first Drawdown Date shall be subject to the further conditions precedent that on or before the Drawdown Date of such Advance:

(a) The representations and warranties of the Borrower and each Guarantor set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Advance, except to the extent such representations and warranties relate to an earlier date.

(b) At the time of and immediately after giving effect to such Advance, no Default or Event of Default shall have occurred and be continuing and the Loan shall not exceed the total Commitments applicable on and as of the date of such Advance.

(c) The Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.02, a Certificate of Solvency of the Borrower only, and a certificate of the president or vice president (or the chairman or deputy chairman as applicable) of each of the Borrower and the Guarantors stating that (x) the representations and/or warranties contained in Section 4.01 are correct on and as of such Drawdown Date, (y) no Default or Event of Default has occurred and is continuing, or would result from such Advance or from the application of the proceeds therefrom, and (z) stating that no material adverse change has occurred since December 31, 2004 in the business, operations, properties, prospects or condition (financial or otherwise) of the Borrower or any Guarantor, respectively.

(d) The Agent shall have received such other documentation and assurances as shall be reasonably required by it in connection with the making of such Advance.

The making of each Advance shall be deemed to constitute a representation and warranty by the Borrower and the Guarantors on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 3.02.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower and the Guarantors. The Borrower and each Guarantor represents and warrants as follows:

(a) Due Existence; Compliance. The Borrower is a company duly incorporated, validly existing and in good standing under the laws of Bermuda and has all requisite corporate power and authority under such laws to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and to execute, deliver and perform its obligations under the Loan Documents, to which it is, or will be, a party. Each of the Guarantors is a company duly incorporated, validly existing and in good standing under the laws of Bermuda, and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted, and to execute, deliver and perform its obligations under the Loan Documents, to which it is, or will be, a party. Each of the Borrower and the Guarantors is duly qualified or licensed to do business as a corporation or a foreign corporation, as the case may be, and is in good standing, where applicable, in all jurisdictions in which it owns or leases property (including vessels), or proposes to own or lease property (including vessels), or in which the conduct of its businesses, and the conduct of its businesses upon consummation of the Transaction, requires it to so qualify or be licensed, except to the extent that the failure to so qualify or be in good standing would have no material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of the Borrower and the Guarantors or the ability of any such Person to perform its obligations under any of the Loan Documents to which it is or may be a party. Each of the Borrower and the Guarantors is in compliance in all material respects with all applicable laws, rules, regulations and orders.

(b) Corporate Authorities; No Conflicts. The execution, delivery and performance by each of the Borrower and the Guarantors of this Agreement and the other Loan Documents to which it is or will be, a party are within its corporate powers and have been duly authorized by all necessary corporate and stockholder approvals and (i) do not contravene its charters or by-laws or any law, rule, regulation, judgment, order or decree applicable to or binding on each of the Borrower, the Guarantors or their Subsidiaries and (ii) do not contravene, and will not result in the creation of any Lien under, any provision of any contract, indenture, mortgage or agreement to which any of the Borrower, the Guarantors or their Subsidiaries is a party, or by which it or any of its properties are bound.

(c) Government Approvals and Authorizations. No authorization or approval (including exchange control approval) or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by or enforcement against the Borrower or any Guarantor of the Loan Documents (except such as have been duly obtained or made and remain in full force and effect).

(d) Legal, Valid and Binding. Each of the Loan Documents is, or upon delivery will be, the legal, valid and binding obligation of the Borrower and the Guarantors, as the case may be, enforceable against the Borrower and the Guarantors, as the case may be, in accordance with its terms (except as enforcement may be limited by bankruptcy, moratorium, insolvency, reorganization or similar laws generally affecting creditors’ rights as well as the award by courts of relief in lieu of specific performance of contractual provisions).

(e) Marketable Title. Upon giving effect to the relevant Advance, each respective Guarantor shall have good and marketable title to its relevant Vessel, free and clear of any Liens, charges and encumbrances whatsoever except for the lien of the respective Mortgage thereon and Liens, charges and encumbrances expressly permitted by the terms of the respective Mortgage; the Vessels CHIQUITA BELGIE and CHIQUITA DEUTSCHLAND will be each duly documented in the name of CDV Ltd. in accordance with the laws of the Bahamas, the Vessels CHIQUITA NEDERLAND and CHIQUITA SCHWEIZ will be each duly documented in the name of CDY Ltd. in accordance with the laws of the Bahamas; the Vessels CHIQUITA BREMEN and CHIQUITA ROSTOCK will be each duly documented in the name of BVS Ltd. in accordance with the laws of Bermuda.

(f) Valid Mortgage. Upon execution, delivery and recording with the Registrar of Bahamian Ships at the Bahamas Maritime Authority in Nassau, Bahamas of the Mortgage for each Bahamas Vessel or at the Bermuda Registrar of Shipping at the Department of Maritime Administration in Hamilton, Bermuda, of the Mortgage for each Bermuda Vessel, as the case may be, each of the Mortgages shall create a valid first priority ship mortgage and security interest in and on its respective Vessel, enforceable against its respective Guarantor and all third parties in accordance with applicable laws in the United States, the Bahamas and Bermuda and shall secure the due payment and performance of all obligations of the Borrower and the Guarantors under the Loan Documents.

(g) Valid Earnings Assignment. The Earnings Assignment, when executed and delivered, will create valid and perfected first priority security interest in the collateral described therein, enforceable in accordance with its terms against the grantor thereof and all third parties upon notification of account parties.

(h) Valid Insurance Assignment. The Insurance Assignment, when executed and delivered, will create valid and perfected first priority security interest in the collateral described therein, enforceable in accordance with its terms against the grantor thereof and all third parties upon notice being given to underwriters or protection and indemnity clubs and the consent of such underwriters or clubs where policy provisions or club rules so provide.

(i) Vessel Insurances. Insurances respecting each Vessel meet the requirements set forth in the deed of covenants constituting part of the respective Mortgage.

(j) No Place of Business in U.S. Neither the Borrower nor any Guarantor has a place of business in the United States.

(k) Use of Proceeds. The proceeds of the Loan shall be used solely by the Borrower and/or the Guarantors to finance their acquisition of the Vessels CHIQUITA BELGIE, CHIQUITA DEUTSCHLAND, CHIQUITA NEDERLAND and CHIQUITA SCHWEIZ or refinance their acquisition of the Vessels CHIQUITA BREMEN and CHIQUITA ROSTOCK and for general corporate purposes (including, without limitation, making dividends or other special distributions or inter-company loans to the shareholder of the Borrower or other Affiliates of the Borrower to be used by such Person and/or one or more of its Affiliates in connection with certain acquisitions, provided any such acquisition shall have been approved by the Agent). No proceeds of the Loan will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, as amended, of the United States.

(l) Best Interests of the Company. The Borrower has determined as of the date hereof by virtue of its entering into the transactions contemplated hereby, that its incurrence of liability hereunder and its execution and delivery of the Loan Documents in respect of its liability hereunder (i) is in its own best interests, (ii) does not leave it unable to pay its debts as they become due in the ordinary course of business, (iii) will not leave it with debts which cannot be paid from the present saleable value of its property, and (iv) will not render it insolvent within the meaning of Section 101(32) of the United States Bankruptcy Code and Section 271 of the New York Debtor and Creditor Law. Each of the Guarantors has determined as of the date hereof by virtue of entering into the transactions contemplated hereby, that its incurrence of liability hereunder and its execution and delivery of the Loan Documents in respect of its liability hereunder complies with subclauses (i) and (ii) of the preceding sentence (modified so that “it” and “its” refers to each such Guarantor respectively).

(m) Ownership. (i) The Borrower directly or indirectly owns all issued and outstanding shares of the capital stock of the Guarantors, and (ii) Chiquita indirectly owns all issued and outstanding shares of the capital stock of the Borrower.

(n) Financial Information. Each of (i) the certified, consolidated annual unaudited financial statements as of December 31, 2004 of the Borrower, (ii) the certified, consolidated annual unaudited financial statements as of December 31, 2004 of the Guarantors, and (iii) the related statements of operations of the Borrower, the Guarantors and their Subsidiaries and statements of cash flows of the Borrower and its Subsidiaries for the fiscal year or year to date period then ended, as the case may be, copies of which have been furnished heretofore by the Borrower and the Guarantors to the Agent, fairly present the consolidated financial condition of the Borrower and the Guarantors and their respective Subsidiaries as at such date and the results of the operations of the Borrower and the Guarantors and their Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.

(o) Litigation. There is not pending nor, to the knowledge of the Borrower and the Guarantors upon due inquiry and investigation, threatened any action or proceeding affecting the Borrower or any Guarantor by or before any court, governmental agency or arbitrator, which if adversely determined, could reasonably be expected (i) to materially adversely affect the assets, business, properties, prospects, operations or condition (financial or otherwise) of the Borrower, the Guarantors and their Subsidiaries taken as a whole, or (ii) to prohibit, limit in any way or materially adversely affect the consummation of the transactions contemplated by the Loan Documents, including, without limitation, the ability of the Borrower or any Guarantor to perform their obligations under this Agreement or the Note.

(p) Immunities. None of the Borrower, any Guarantor, nor the property of any of them, has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction of its organization.

(q) No Taxes. There is no Tax imposed (i) by Bermuda, the Bahamas, the State of New York, the State of Ohio, or any political subdivision or other taxing authority of any of the foregoing, in connection with the execution, delivery, filing, recording or enforcement of this Agreement, the Note, any other Loan Document or any other document to be furnished hereunder or thereunder, except in connection with the recordation of (A) the Mortgages by the Registrar of Bahamian Ships at the Bahamas Maritime Authority with respect to the Bahamas Vessels and by the Bermuda Registrar of Shipping with respect to the Bermuda Vessels and (B) Companies Registrar fees in Bermuda or (ii) by Bermuda, the Bahamas, the State of New York, the State of Ohio, any political subdivision or other taxing authority of any of the foregoing, or by the United States of America, on any payment to be made by the Borrower or any Guarantor pursuant to this Agreement or the Note or any other Loan Document, other than Excluded Taxes.

(r) No Filing. To ensure the legality, validity, enforceability or admissibility in evidence of any of the Loan Documents in each of Bermuda, the Bahamas and the State of New York, it is not necessary that any of the Loan Documents, or any other document related to any thereof, be filed or recorded with any court or other authority in such jurisdiction, or that any Tax be paid on or with respect to any of the Loan Documents except to the extent provided in (q) above (other than the filings of the Mortgages and the payment of any Tax or filing fee contemplated hereby).

(s) No Defaults. There does not exist (i) any event of default, or any event or condition that with notice or lapse of time or both would constitute an event of default, under any agreement to which the Borrower or any Guarantor is a party or by which any of them may be bound, or to which any of their properties or assets may be subject which default would have a material adverse effect on any of the Borrower or any Guarantor, or would materially adversely affect its ability to perform its respective obligations under this Agreement or any Note or any Loan Document, or (ii) any event which is or would result in a Default or Event of Default.

(t) Margin Regulations. No part of the proceeds of the Loan will be used for any purpose that violates the provisions of any of Regulations T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors. None of the Borrower, any Guarantor nor any of their Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, within the meaning of Regulations T, U and X issued by the Board of Governors of the Federal Reserve System.

(u) Investment Company Act. Neither the Borrower nor any Guarantor is an “investment company” or a company “controlled” by an “investment company” (as each of such terms is defined or used in the Investment Company Act of 1940, as amended).

(v) Taxes Paid. (i) Each of the Borrower, the Guarantors and their Subsidiaries (A) has filed or caused to be filed, or has received from the relevant governmental authorities an extension of time to file, all material Tax returns which are required to have been filed, and (B) has paid all Taxes shown to be due and payable on said returns or extension requests or on any material assessments made against it or any of its properties, and all other material Taxes imposed on it or any of its properties by any governmental authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which appropriate reserves in conformity with GAAP have been provided on its books); and (ii) no material Tax liens have been filed and no material claims are being asserted with respect to any such Taxes other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which appropriate reserves in accordance with GAAP have been provided on its books. The charges, accruals and reserves in the accounting records of each of Chiquita, the Borrower, the Guarantors and their Subsidiaries with respect to Taxes are adequate and are included in the liabilities for Taxes in the financial statements of Chiquita, the Borrower, the Guarantors and their Subsidiaries described in Section 4.01(n) or in the notes thereto.

(w) Disclosure. No representation, warranty or statement made or document or financial statement provided by the Borrower, the Guarantors or any of their Affiliates or Subsidiaries, in or pursuant to this Agreement or the Note, or in any other document furnished in connection therewith, is untrue or incomplete in any material respect or contains any misrepresentation of a material fact or omits to state any material fact necessary to make any such statement herein or therein not misleading.

(x) Good Title. The Borrower and the Guarantors have good title to their properties and assets, except for (i) as permitted under this Agreement, existing or future Liens, security interests, mortgages, conditional sales arrangements and other encumbrances either securing Indebtedness or other liabilities of the Borrower or any Guarantor, or which the Borrower or any Guarantor in their reasonable business judgment have determined would not be reasonably expected to materially interfere with the business or operations of the Borrower or any Guarantor as conducted from time to time, and (ii) minor irregularities therein which do not materially adversely affect their value or utility.

(y) ERISA. Neither the Borrower nor any Guarantor nor any Subsidiary of the Borrower or any Guarantor sponsors, maintains, makes contributions to, or is required to make contributions to (or formerly sponsored, maintained, made contributions to, or was required to make contributions to), any Plan or any Multiemployer Plan. Schedule 4.01(y) is a complete and accurate list of all Plans and Multiemployer Plans with respect to any employees of any ERISA Affiliate of the Borrower or any Guarantor. The ERISA Affiliates of Borrower and any Guarantor are in compliance with all applicable provisions and requirements of ERISA and the Code with respect to each Plan and Multiemployer Plan and have performed all their obligations under each Plan and Multiemployer Plan. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Plan or Multiemployer Plan or any trust established under Title IV of ERISA (other than required contributions) has been or is expected to be incurred by any ERISA Affiliate of the Borrower or any Guarantor. No ERISA Event has occurred or is reasonably expected to occur that (i) could reasonably be expected to materially adversely affect the assets, business, properties, prospects, operations or condition (financial or otherwise) of the Borrower, any Guarantor or any of their respective ERISA Affiliates, or (ii) has resulted in, or could reasonably be expected to result in, the incurrence by the Borrower or any Guarantor or any of their respective ERISA Affiliates of a material liability. Except to the extent disclosed in Schedule 4.01(y), the present value of the aggregate accrued benefit liabilities under each Plan (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Plan) did not exceed the aggregate fair market value of the assets of such Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the ERISA Affiliates of the Borrower and the Guarantors for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with the potential liability of the ERISA Affiliates of the Borrower and the Guarantors for a complete withdrawal from all other Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, is zero.

(z) Solvency. The Borrower is Solvent. The Borrower will be Solvent on each Drawdown Date. Each of the Guarantors will not be left unable to pay its debts as they fall due on each Drawdown Date by virtue of the transactions contemplated hereby.

(aa) Environmental Compliance. The Borrower and the Guarantors are to the best of their knowledge in compliance, in all material respects, with all environmental laws and regulations.

(bb) Payment Restrictions Affecting Subsidiaries. There does not exist any consensual encumbrances or restriction on the ability of any Subsidiary of the Borrower to (i) pay dividends or make any other distributions on such Subsidiary’s capital stock or pay any Indebtedness owed to the Borrower, any Guarantor or any of their Subsidiaries or (ii) make loans or advances to the Borrower, any Guarantor or any of their Subsidiaries.

ARTICLE V

COVENANTS; GUARANTY

SECTION 5.01. Affirmative Covenants. So long as an Advance or any other Obligation shall remain unpaid, or any Lender shall have any Commitment under this Agreement, unless the Agent on behalf of the Lender shall otherwise consent in writing in accordance with Section 7.04:

(a) Compliance with Laws. Each of the Borrower and the Guarantors shall comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders, and to pay when due all Taxes imposed upon it or upon its property, except to the extent contested in good faith by appropriate proceedings and for which adequate reserves in conformity with GAAP have been provided.

(b) Use of Proceeds. The Borrower shall use all proceeds of the Loan as set forth in Section 4.01(k), provided that neither the Agent nor any Lender shall have any responsibility as to the use of such proceeds.

(c) Financial Information; Defaults.

(i)	The Borrower and the Guarantors shall promptly inform the Agent of any event which is or may become a default or breach of the Borrower’s obligations, respectively, under the Loan Documents or result in a Default or Event of Default;

(ii)	As soon as the same become available, but in any event within one hundred twenty (120) days after the end of each of its fiscal years, the Borrower shall deliver to the Agent on behalf of the Lenders (w) certified, consolidated unaudited annual financial statements (with notes describing accounting policies, property, plant and equipment and debt), substantially in the form heretofore delivered to the Agent, of the Borrower and (x) the certified, consolidated unaudited annual financial statements, substantially in the form heretofore delivered to the Agent, of the Guarantors. All such financial statements of the Borrower and the Guarantors shall set forth, in comparative form the corresponding figures for the preceding fiscal year (excluding, as to any Subsidiary acquired after the Closing Date, corresponding information for the period preceding its acquisition); all such unaudited financial statements of the Borrower shall be accompanied by a report from an independent certified public accountant of recognized national standing acceptable to the Agent, substantially in the form, previously delivered to the Agent, all such unaudited financial statements of the Borrower and the Guarantors shall be accompanied by a certificate of a senior financial officer of such Person, which certificate shall state that such financial statements fairly present the financial condition and results of the operation of such Person and its Subsidiaries, as at the end of, and for, such period (subject to normal year end audit adjustments) in accordance with GAAP, consistently applied;

(iii)	As soon as the same become available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each of its fiscal years, the Borrower shall deliver to the Agent on behalf of the Lenders certified consolidated unaudited quarterly financial statements of the Borrower and the Guarantors. All such financial statements shall be accompanied by a certificate of a senior financial officer of such Person which certificate shall state that such financial statements fairly present the financial condition and results of the operations of such Person and its Subsidiaries, as at the end of, and for, such period (subject to normal year end audit adjustments) in accordance with GAAP, consistently applied;

(iv)	Together with the financial statements to be delivered to the Agent on behalf of the Lenders from time to time pursuant to, and at the times specified in, clauses (ii) and (iii) of this Section 5.01(c), (a) the Borrower shall deliver to the Agent a certificate of a President, Executive Vice President or Vice President (or the chairman or deputy chairman as applicable) of the Borrower, substantially in the form of Exhibit F, which certificate shall (x) state that the consolidated financial condition and operations the Borrower, and its respective Subsidiaries are such as to be in compliance with all of the provisions of Sections 5.01(d) of this Agreement, (y) set forth in reasonable detail the computations necessary to determine whether the provisions of Sections 5.01(d) have been complied with, and (z) state that no Default or Event of Default has occurred and is continuing, and (b) each Guarantor shall deliver to the Agent a certificate of a President or Vice President of each Guarantor, which certificate shall state that no Default or Event Default has occurred and is continuing;

(v)	Promptly, and in any event within five (5) Business Days upon the occurrence thereof (except as may otherwise be expressly provided herein or in any other Loan Document), the Borrower and the Guarantors will notify the Agent in the event if:

(A) any Default or Event of Default has occurred and is continuing;

(B)	the Borrower or any Guarantor shall use any name other than its name appearing on the signature line of this Agreement;

(C)	there is instituted a claim or suit against the Borrower or any of its Subsidiaries, in any federal, state, local or foreign court or tribunal or before any commission or any regulatory body (federal, state, local or foreign), that may expose the Borrower or any of its Subsidiaries to liability in excess of $5,000,000 (or its equivalent), if such liability is not covered by insurance;

(D)	any asset or property owned or used by the Borrower of any of its Subsidiaries is materially damaged or destroyed, or suffers any other loss or is condemned, confiscated or otherwise taken, in whole or in part, or the use thereof is otherwise diminished so as to render impracticable or unreasonable the use of such asset or property as in effect immediately prior to such condemnation, confiscation or taking, and, in any case, the amount of the damage, destruction, loss or diminution in value of the assets of the Borrower, on a consolidated basis, exceeds $5,000,000 in aggregate in any fiscal year, if such amount is not covered by insurance;

(E)	any order, judgment or decree in excess of $5,000,000 shall have been entered against the Borrower or any of its Subsidiaries, or any of their respective properties or assets and such judgment shall not have been dismissed or stayed within thirty (30) days of the date thereof;

(F)	the Borrower or Chiquita shall have received a notice of default under any agreement relating to Indebtedness of the Borrower or of Chiquita as described in paragraph (g) of Section 6.01; or

(G)	the Borrower or any Guarantor shall have received any claim from any governmental authority or any third party, asserting any damages, claims, rights of recovery, rights of contribution, or remediation obligation arising under any environmental, health or safety laws, rules or regulations (hereinafter in this paragraph (G), “Environmental Claims”), that may result in liability or cost to the Borrower, or to any of its Subsidiaries, or to any of their respective properties or assets, of $5,000,000 (Five Million Dollars) or more, singly or in the aggregate. “Environmental Claims” for purposes of this paragraph (G) shall include, but not be limited to, any and all claims, demands, actions, causes of action, information requests, notices of violation, notices of non-compliance, complaints, judgments, suits, proceedings, obligations, liabilities, losses, damages, costs and expenses (including attorneys’ and environmental consulting or expert fees), of any kind or nature, whether administrative, civil or criminal, threatened, alleged, asserted, instituted, commenced, brought, prosecuted or otherwise made; and

(vi)	From time to time on request, the Borrower and the Guarantors shall furnish the Agent with such information and documents and provide the Agent access to the books, records and agreements of the Borrower and the Guarantors, as the Agent or any of the Lenders, acting through the Agent, may reasonably require. All certificates, materials and documents to be furnished by the Borrower and the Guarantors under this Section 5.01(c) shall be provided to the Agent in such number of copies as the Agent may reasonably request and shall be furnished promptly by the Agent to the Lenders.

(d) Financial Covenants. The Borrower and the Guarantors, respectively, shall ensure that, tested quarterly on the last day of each fiscal quarter:

(i)	the Tangible Net Worth of the Borrower and its Subsidiaries, shall be at all times not less than Two Hundred Seventy-Five Million Dollars ($275,000,000); and

(ii)	the ratio of the Consolidated Total Debt of the Borrower and its Subsidiaries, to the Consolidated Total Capitalization of the Borrower and its Subsidiaries shall at all times be no greater than 0.60 to 1.00;

(e) Corporate Existence, Mergers. (i) The Borrower shall preserve and maintain in full force and effect its corporate existence and rights and those of its Subsidiaries, and not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person or permit any of its Subsidiaries to do so, except that (w) any Subsidiary (other than the Guarantors) of the Borrower may merge or consolidate with or into the Borrower if the surviving entity is the Borrower, or transfer assets to, or acquire assets of the Borrower so long as such assets do not constitute all or substantially all of the assets of the Borrower, (x) any Subsidiary (other than the Guarantors) of the Borrower may merge or consolidate with or into, or transfer assets to, or acquire assets of, any other Subsidiary of the Borrower, (y) the Borrower and its Subsidiaries (other than the Guarantors) may acquire all or substantially all of the assets of any Person if the surviving entity is the Borrower or such Subsidiary, as the case may be, and (z) the Borrower may merge or consolidate with any Persons and any Person may, acquire all of the assets of, the Borrower, provided however with respect to (z), (1) that no Default or Event of Default has occurred and is continuing or would result upon giving effect to any such merger, consolidation or acquisition, (2) the surviving entity shall by an instrument in writing satisfactory to the Agent and the Lenders, assume all of the obligations of the Borrower under this Agreement and appropriate amendments shall be executed and delivered respecting the Loan Documents as the Agent reasonably may request, and (3) upon request, the Borrower and the Guarantors shall deliver or cause to be delivered opinions of counsel in form and substance, and by counsel, satisfactory to the Agent and the Lenders with respect to such matters referred to above and the continuing validity and priority of the Security Documents and such other instruments and things as the Agent may reasonably require, and provided further that no such merger, consolidation or acquisition shall be permitted if, in the sole reasonable opinion of the Agent and the Lenders, such merger, consolidation or acquisition will, or may be reasonably expected to, materially, adversely affect the rights or remedies of the Agent or Lenders under the Loan Documents, the value of any Collateral, or will be or may otherwise reasonably be expected to be, materially disadvantageous to the Agent or any Lender.

(ii) Without the prior written consent of the Agent, each Guarantor shall not, and the Borrower shall not permit any Guarantor to, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person.

(f) Vessel Title and Registration. Each Guarantor shall neither sell or otherwise transfer title to any Vessel owned by it to any Person, nor change the flag or the home port of any Vessel owned by it without the prior consent of the Agent, (such consent not to be unreasonably withheld) provided that each Guarantor may transfer title to any Vessel owned by it to a wholly-owned subsidiary of the Borrower duly organized and existing under the laws of Bermuda if at such Guarantor’s sole expense, in form and substance satisfactory to the Agent, and with the effect of putting the Lenders and the Agent in a position substantially equivalent to the position each had prior to such transfer and/or change of flag, (i) the Borrower and the Guarantors execute and deliver amendments to the Loan Documents that the Agent reasonably may request, (ii) the Borrower and the Guarantors execute and deliver such other documents, certificates and agreements that the Agent reasonably may request, and (ii) the Borrower provides the Agent with a legal opinion from a law firm satisfactory to the Agent stating, inter alia, that the Loan Documents remain valid and enforceable, that the Agent maintains or receives a security position at least equivalent to the security position of the Agent immediately prior to such transfer and/or change of flag and containing such other opinions as the Agent reasonably may request.

(g) Masters’ Undertakings. The Borrower will promptly deliver to the Agent the written acknowledgment and undertaking by the master of each Vessel that a certified copy of the Mortgage of such Vessel has been placed and will remain aboard such Vessel and the notices required thereby have been and will remain posted.

(h) The Guarantors’ Interest; the Borrower’s Parent. At all times, all of the issued and outstanding shares of the capital stock of each of the Guarantors shall be owned directly by the Borrower. At all times, all of the issued and outstanding shares of the capital stock of the Borrower shall be owned directly or indirectly by Chiquita.

(i) Indebtedness. The Borrower will keep the Guarantors free and clear of any Indebtedness, except Indebtedness created in the ordinary course of business or permitted by Section 5.02(a) or (b).

(j) Solvency. The Borrower will cause each Guarantor to be and continue to be able to pay its debts as they become due in the ordinary course of business.

(k) ERISA Events. As soon as reasonably possible (and in any event within ten Business Days) after the Borrower or any Guarantor or any of their respective ERISA Affiliates has actual knowledge or reason to know that any material ERISA Event has occurred, the Borrower shall deliver to the Agent a statement signed by the chief financial officer of any Guarantor describing the ERISA Event and the action, if any, that has been taken or will be taken with respect thereto and any action taken or threatened by the Internal Revenue Service, the United States Department of Labor or the PBGC with respect thereto. The Borrower shall deliver or cause to be delivered to the Agent, as soon as reasonably possible (and in any event within ten Business Days) after the filing or receipt thereof, copies of all reports and notices which the Borrower or any Guarantor or any of their respective ERISA Affiliates files under ERISA with the Internal Revenue Service, the PBGC, the United States Department of Labor or the sponsor of a Multiemployer Plan, or which the Borrower or any Guarantor or any of their respective ERISA Affiliates receives from the PBGC or the sponsor of a Multiemployer Plan relating to any ERISA Event, any Withdrawal Liability, any actual or expected reorganization (within the meaning of Title IV of ERISA) of any Multiemployer Plan, or any termination of a Multiemployer Plan (within the meaning of Title IV of ERISA).

(l) Vessel Charters. The Borrower or the respective Guarantor, as the case may be, at all times shall maintain, continue and renew its use of the Vessels by promptly executing contracts of affreightment or time charters with Chiquita, Chiquita International Limited, the Borrower, the other Guarantors or any Subsidiaries in relation to the Vessels in substantially the same manner as existing on the date hereof and in form and substance reasonably satisfactory to the Agent. No charter, contract of affreightment or other usage contract for a period in excess of twelve (12) months (including renewals) respecting any Vessel shall be entered into by one of the entities described in the preceding sentence as chartered owner and an entity not an Affiliate of Chiquita without the prior written consent of the Agent, and such charter, contract of affreightment or other usage contract shall be assigned to the Agent pursuant to the deed of covenants constituting part of the relevant Mortgage.

(m) Marketable Title. Each respective Guarantor shall have good and marketable title to its relevant Vessel, free and clear of any Liens, charges and encumbrances whatsoever except for the lien of the respective Mortgage thereon and Permitted Liens; the Vessels CHIQUITA BELGIE and CHIQUITA DEUTSCHLAND will be each duly documented in the name of CDV Ltd. in accordance with the laws of The Commonwealth of The Bahamas, the Vessels CHIQUITA NEDERLAND and CHIQUITA SCHWEIZ will be each duly documented in the name of CDY Ltd. in accordance with the laws of The Commonwealth of The Bahamas; the Vessels CHIQUITA BREMEN and CHIQUITA ROSTOCK will be each duly documented in the name of BVS Ltd. in accordance with the laws of Bermuda.

(n) Further Assurances. The Borrower shall, from time to time upon the request of any Lender, accept for cancellation any Note or Notes held by and payable to such Lender, and thereupon the Borrower shall execute and deliver to such Lender, payable to it and its registered assigns, a substitute Note or Notes in like form and total aggregate amount and currency as the canceled Note or Notes, but in any denomination not smaller than One Million Dollars ($1,000,000) (or its equivalent in Euros) or such lesser amount as such Lender may request as shall constitute the outstanding principal of all outstanding Notes held by such Lender. The Borrower and the Guarantors shall do all things necessary to maintain each of the Loan Documents as legal, valid and binding obligations, enforceable in accordance with their respective terms by the Agent and the Lenders. The Borrower and the Guarantors shall take such other actions and deliver such instruments as may be necessary or advisable, in the opinion of the Agent on behalf of the Lenders to protect the rights and remedies of the Agent and the Lenders under the Loan Documents.

SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation shall remain unpaid or any Lender shall have any Commitment, unless the Agent on behalf of the Lenders shall otherwise consent in writing in accordance with Section 7.04:

(a) Indebtedness. No Guarantor will create or suffer to exist, and the Borrower will not permit the Guarantors to create or suffer to exist, any Indebtedness of such Guarantor other than (i) the Indebtedness evidenced by the Notes guarantied hereunder, (ii) Indebtedness of the Guarantors to the Borrower (on an unsecured basis), (iii) other Indebtedness of all Guarantors for the deferred purchase price of property or services not exceeding Five Hundred Thousand Dollars ($500,000) (or its equivalent in another currency) in the aggregate, and (iv) Indebtedness under Interest Rate Protection Agreements and Other Hedging Agreements permitted pursuant to Section 2.12.

(b) Lease Obligations. No Guarantor will create or suffer to exist, any obligations of such Guarantor for the payment of rental for any property (including vessels) under leases, charters or agreements to lease having a term of one year or more which would cause the direct or contingent liabilities of all Guarantors on a consolidated basis, in respect of all such obligations to exceed One Hundred Thousand Dollars ($100,000) (or its equivalent in another currency) payable in any period of 12 months.

(c) Stock of Guarantors. The Borrower will continue to be the sole direct owner of all issued and outstanding stock of each Guarantor and will not transfer, pledge or otherwise lien or encumber any stock of any Guarantor except in favor of the Agent.

(d) Limitation on Payment Restrictions Affecting Subsidiaries. Neither any Guarantor nor the Borrower shall create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction (other than those contained in or permitted by or through any other provision of this Agreement, including those contained in documents existing on the Closing Date evidencing Indebtedness permitted by any of the foregoing) on the ability of any Subsidiary to (i) pay dividends or make any other distributions on such Subsidiary’s capital stock or pay any Indebtedness owed to the Borrower, any Guarantor or any of their Subsidiaries, (ii) make loans or advances to the Borrower, any Guarantor or any of their Subsidiaries, or (iii) transfer any of its property or assets to the Borrower, any Guarantor or any of their Subsidiaries, except with respect to (iv) in the cases of the Borrower and its Subsidiaries other than the Guarantors (the “Other Subsidiaries”), to the extent required to secure the Indebtedness of the Borrower or such Other Subsidiaries which Indebtedness is not prohibited, directly or indirectly, by the terms of this Agreement.

(e) Transactions with Officers, Directors and Shareholders. Neither any Guarantor nor the Borrower shall enter or permit any of their Subsidiaries to enter into any transaction or agreement, including but not limited to any lease, Capital Lease, purchase or sale of real property, purchase of goods or services, with any Subsidiary, Affiliate or any officer, or director of the Borrower, any Guarantor or of any such Subsidiary or Affiliate, or any record or known beneficial owner of equity securities of any such Subsidiary, any known record or beneficial owner of equity securities of any such Affiliate or the Borrower, any Guarantor or any record or beneficial owner of at least five percent (5%) of the equity securities of the Borrower or any Guarantor, except on terms that are no less favorable to the Borrower or any Guarantor or the relevant Subsidiary than those that could have been obtained in a comparable transaction by the Borrower or any Guarantor or such Subsidiary with an unrelated Person and except (a) between Subsidiaries or between the Borrower and a Subsidiary which are consolidated for financial reporting purposes with the Borrower or any Guarantor, respectively, and (b) any charter, time charter, sub-charter or contract of affreightment relating to any of the Vessels between the Borrower and any Guarantor, provided that, no such transaction described in clause (a) and (b) shall have the effect of leaving the Borrower or any Guarantor with insufficient cash to pay their obligations when due.

(f) Compliance with ERISA. Neither the Borrower nor any Guarantor nor any Subsidiary of the Borrower or any Guarantor shall become a party to any “prohibited transaction”, “reportable event”, “accumulated funding deficiency” or “plan termination” (each within the meaning of ERISA and the Code) with respect to any Plan or any Multiemployer Plan.

(g) Investment Company. Neither the Borrower nor any Guarantor shall be or become an investment company subject to the registration requirements of the Investment Company Act of 1940, as amended, or permit any Subsidiary to do so.

(h) Business. CDV Ltd. will not engage in any business or transaction of any kind other than in connection with the ownership, chartering and operation of the Vessels CHIQUITA BELGIE and CHIQUITA DEUTSCHLAND; CDY Ltd. will not engage in any business or transaction of any kind other than in connection with the ownership, chartering and operation of the Vessels CHIQUITA NEDERLAND and CHIQUITA SCHWIEZ; BVS Ltd. will not engage in any business or transaction of any kind other than in connection with the ownership, chartering and operation of the Vessels CHIQUITA BREMEN and CHIQUITA ROSTOCK.

(i) Liens. The Borrower will not create or suffer to exist, or permit the Guarantors to create or suffer to exist, any Lien (other than Permitted Liens), upon or with respect to any of the Guarantors’ properties (other than the Collateral), whether now owned or hereafter acquired. The Borrower will not assign or permit the Guarantors to assign, any right to receive income, in each case to secure any Indebtedness of any person or entity, other than as contemplated by the Loan Documents, including the Security Documents.

(j) Charters. The Guarantors will not enter into any charter covering a Vessel or any contract of affreightment of one year or more without the prior written consent of the Agent and in accordance with Section 5.01(l); provided, however, that notwithstanding the foregoing, the Guarantors shall be permitted to enter into any charter, time charter, sub-charter or contract of affreightment with the Borrower and/or Chiquita and/or Chiquita International Limited on such terms as the parties thereto shall determine; provided, that, no such transaction shall have the effect of leaving the Borrower or any Guarantor with insufficient cash to pay its obligations when due; provided, further, that all such transactions shall be assigned promptly to the Agent as Collateral. The Guarantors will not take or permit any charterer to take any action in connection with any charter of a Vessel that would impair the security interests of the Lenders created by the Security Documents.

(k) Place of Business, Etc. Neither the Borrower nor any Guarantor will maintain a place of business in the United States or keep, or permit to be kept, any records concerning its charters or its freights and hires in the United States (and thereafter advance written notice of any change thereto), without first (i) promptly giving the Agent advance written notice thereof and (ii) executing and filing Uniform Commercial Code financing statements, in form and substance satisfactory to the Agent, in such jurisdiction or jurisdictions as the Agent shall request.

(l) Organizational Documents. Neither the Borrower nor any Guarantor shall amend its memorandum or articles of association (or similar charter documents) or by-laws (except for such amendments as shall not adversely affect the rights and remedies of the Agent or any Lender).

(m) No Security Impairment. None of the Borrower or any Guarantor shall take or permit to be taken, or fail to take, any action that would result in any Lien accruing against any of the Collateral except for Permitted Liens.

SECTION 5.03. Guaranty. (a) In consideration of the premises above stated and in order to induce the Agent and the Lenders to enter into this Agreement and the other Loan Documents and to make the Advances hereby contemplated, each Guarantor hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations now or hereafter existing, whether direct or indirect, absolute or contingent, and whether for the Loan, any Interest Rate Protection Agreement, any Other Hedging Agreement, fees, expenses or otherwise, and agrees to pay any and all expenses (including reasonable counsel fees and reasonable expenses) incurred by any of the Agent or any Lender in enforcing any rights under this Section 5.03 or any of the Loan Documents.

(b) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or the Lenders under this guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Agent or any Lender (up to the amount of the payment so required to be made) under or in respect of the Loan Documents.

(c) Each Guarantor, the Agent and each Lender, hereby confirms that it is the intention of all such Persons that this guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for the purposes of Section 548 of Title 11 of the U.S. Code, or any similar foreign, federal or state law for the relief of debtors, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this guaranty and the obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Agent, each Lender and each Guarantor hereby irrevocably agree that the maximum amount recoverable hereunder from each Guarantor shall be the maximum amount that does and will not constitute a fraudulent transfer or conveyance, after accounting for the contributions to be made in accordance with the terms of Section 5.03(b).

(d) Each Guarantor waives promptness, diligence and any notice of the acceptance of the guaranty in this Section 5.03. Each Guarantor agrees to make payment of the Obligations immediately upon notice by the Agent or any Lender of non-payment by the Borrower of any Obligations.

(e) Each Guarantor hereby agrees that this guaranty will not be discharged by any corporate reorganization, liquidation, dissolution, merger or acquisition of any Guarantor or any of its Subsidiaries, the Agent or any Lender or by any other alteration of the corporate existence or structure of the Borrower, any Guarantor or any of its respective Subsidiaries, the Agent or any Lender, or by any bankruptcy, insolvency or reorganization of the Borrower, any Guarantor or any of its respective Subsidiaries, the Agent or any Lender.

(f) Each Guarantor consents that the Borrower, the Agent, the Lenders, and each other Guarantor may, without notice to it and without affecting such Guarantor’s obligations hereunder, modify, amend or alter or permit to be modified, amended or altered, any terms of the Loan Documents or any other document, grant any extension or other indulgence with respect thereto, or omit to take, in the discretion of the Borrower, the Agent, the Lenders, or any other Guarantor, any action permitted under the foregoing documents or any other instrument relating to the Obligations.

(g) This guaranty is a guaranty of payment, not of collection, and neither the Agent nor any Lender shall be required, prior to any demand on, or payment by each Guarantor, to make any demand upon or pursue or exhaust any of its rights or remedies against the Borrower, any other Guarantor, any other guarantor or any other Person or any other security or the Collateral or any other collateral held with respect to any of the Obligations or otherwise.

(h) The liability of each Guarantor hereunder is, to the maximum extent permitted by applicable law, irrevocable, absolute and unconditional and is not, and shall not be, affected or impaired by (a) any other guarantee or undertaking of any Guarantor or any other Person as to the Obligations, (b) any payment on, or in reduction of, any such other guarantee or undertaking, (c) the termination, revocation or release of any Obligations hereunder or of any other Guarantor or any other guarantor, (d) any payment made to the Agent or any Lender on the Obligations which the Agent or any Lender repays to any Person pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, (e) the termination, release, modification or amendment of, or any waiver granted under any Loan Document or in respect of any Collateral, or (f) any other fact or circumstance which would excuse the obligation of any Guarantor or surety; and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, fact or circumstance.

(i) This guaranty shall continue to be effective in accordance with its terms, or be reinstated, as the case may be, if at any time payment of or with respect to any of the Obligations is rescinded or must otherwise be restored or returned by the Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, any Guarantor or any of their Subsidiaries or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower, any Guarantor or any of their Subsidiaries or any substantial part of its property, or otherwise, all as though such payments had not been made.

(j) Each Guarantor’s obligations hereunder shall not be released, discharged or in any way affected by the invalidity or unenforceability of the Loan Documents, or the unenforceability of the Obligations or any document or instrument relating thereto, or any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations.

(k) This guaranty shall continue in full force and effect and be binding upon each Guarantor, its successors and assigns, until payment in full of all of the Obligations.

(l) Each Guarantor, for the exclusive benefit of the Agent and the Lenders, expressly waives and disclaims any and all rights which it may have or acquire by way of subrogation under this guaranty, by virtue of any payment made hereunder or otherwise until the full and final payment of all Obligations. If, notwithstanding such waiver by any Guarantor, any amount shall be paid to any Guarantor by the Borrower or any Subsidiary of the Borrower on account of any payments any Guarantor has made under the Guaranty at any time when all the Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent and the Lenders to be credited and applied upon the Obligations, whether matured or unmatured.

(m) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against the Borrower, any of the other Guarantors, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder. Each Guarantor acknowledges that the Agent may, except as otherwise required by the Uniform Commercial Code as in effect from time to time in any relevant jurisdiction or other applicable law, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Agreement, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Agent and the Lenders against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(n) Each Guarantor acknowledges that it has received substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in this Section 5.03 are knowingly made in contemplation of such benefits.

(o) Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by the Borrower or any other Guarantor (the “Subordinated Obligations”) to the Obligations to the extent and in the manner hereinafter set forth in this Section 5.03(o).

(i) Except during the continuance of an Event of Default, each Guarantor may receive regularly scheduled payments from the Borrower or any other Guarantor on account of Indebtedness owed to it by the Borrower or any other Guarantor. After the occurrence and during the continuance of any Event of Default, however, unless the Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of Indebtedness owed to it by the Borrower or any other Guarantor.

(ii) In any proceeding under bankruptcy law, each Guarantor agrees that the Agent and the Lenders shall be entitled to receive payment in full in cash (in either Dollars or Euros) of all Obligations (including all interest and expenses accruing after the commencement of a proceeding under any bankruptcy law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Indebtedness owed to it by the Borrower or any other Guarantor.

(iii) After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Agent so requests, use commercially reasonable efforts to collect, enforce and receive payments on account of Indebtedness owed to it by the Borrower or any other Guarantor as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the Obligations, together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Agreement.

(iv) After the occurrence and during the continuance of any Event of Default, the Agent is authorized and empowered, in its discretion, (A) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Obligations (including any and all post petition interest), and (B) to require each Guarantor to use commercially reasonable efforts to collect and enforce, and to submit claims in respect of, Indebtedness owed to it by the Borrower or any other Guarantor and to pay any amounts received on such obligations to the Agent for application to the Obligations.

ARTICLE VI

DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay when due any fee payable to the Agent or any Lender hereunder, or any amount of principal of or interest on an Advance and such failure shall continue unremedied for three (3) Business Days; or

(b) Any representation or warranty made by or on behalf of the Borrower, the Guarantor or any of their officers under or in connection with this Agreement or any of the other Loan Documents shall prove to have been incorrect in any material respect when made and, if capable of being remedied, such representation or warranty shall remain incorrect for a period of ten (10) days; or

(c) The Borrower or any Guarantor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any of the other Loan Documents on its part to be performed or observed and, in each case, any such failure shall remain unremedied for ten (10) days; or

(d) Any of the Borrower, any Guarantor or any of their respective Subsidiaries shall fail to pay any amount or amounts due in respect of Indebtedness in the aggregate amount of Five Million Dollars ($5,000,000) (but excluding Indebtedness resulting from the Advances) of the Borrower, any Guarantor or such Subsidiary (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness in the aggregate amount of Five Million Dollars ($5,000,000) (but excluding Indebtedness resulting from the Advances); or any other default under one or more agreements or instruments relating to Indebtedness of the Borrower, any Guarantor or such Subsidiary in the aggregate amount of Five Million Dollars ($5,000,000), or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness in the aggregate amount of Five Million Dollars ($5,000,000) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e) (1) (x) Any of the Borrower, any Guarantor or any of their respective Subsidiaries shall (A) generally not pay its debts as such debts become due, (B) threaten to stop making payments generally, (C) admit in writing its inability to pay its debts generally, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts or (y) the Borrower shall not be Solvent;

(2) Any proceeding shall be instituted in any jurisdiction by or against the Borrower, any Guarantor or any of their respective Subsidiaries (A) seeking to adjudicate it bankrupt or insolvent, (B) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (C) seeking the entry of an administration order, an order for relief, or the appointment of a receiver, trustee, or other similar official, for it or for any substantial part of its property, provided, that, in the case of any such proceeding instituted against but not by the Borrower, any Guarantor or any of their Subsidiaries, such proceeding shall remain undismissed or unstayed for a period of forty-five (45) days or any of the relief sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property) shall be granted; or

(3) (A) Any of the Borrower, any Guarantor or any of their respective Subsidiaries shall take any corporate action to authorize any of the actions set forth above in subparagraph (e)(2) of this Section 6.01, or (B) any director, or if one or more directors are elected and acting, any two directors of the Borrower, any Guarantor or any of their respective Subsidiaries, or any Person owning directly, or indirectly, shares of capital stock of the Borrower, any Guarantor or any of their respective Subsidiaries in a number sufficient to elect a majority of directors of the Borrower, any Guarantor or any of their respective Subsidiaries, shall take any preparatory or other steps to convene a meeting of any kind of the Borrower, any Guarantor or any of their respective Subsidiaries, or any meeting is convened or any other preparatory steps are taken, for the purposes of considering or passing any resolution or taking any corporate action to authorize any of the actions set forth above in subparagraph (e)(2) of this Section 6.01; or

(f) One or more judgments or orders for the payment of money, singly or in the aggregate, in excess of an amount equal to One Million Dollars ($1,000,000) shall be rendered against the Borrower, any Guarantor or any of their respective Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall have elapsed any period of fifteen (15) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not have been in effect; or

(g) (i) Chiquita (as principal, guarantor or other surety or obligor) defaults in the payment of any principal of or interest on, or the performance of any other obligation respecting, any of its Indebtedness, obligation or the like, whether secured or unsecured, arising from any security issued or registered, or required to be issued or registered, pursuant to the Securities Act of 1933, as amended, the Trust Indenture Act of 1939, as amended, or any other law respecting the public offering or public trading of securities, whether in the United States of America, any state thereof, or any other jurisdiction, or (ii) Chiquita (as principal, guarantor or other surety or obligor) defaults in the payment of any principal of or interest on, or the performance of any other obligation respecting, any of its Indebtedness, obligation or the like, whether secured or unsecured, in a principal amount, singly or in the aggregate in excess of Twenty Million Dollars ($20,000,000); or

(h) Any governmental authority or any person or entity acting or purporting to act under governmental authority shall have taken any action (i) to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of the Borrower or any Guarantor (other than a requisition by the United States of America of the use of the Vessels or which is an Event of Loss); or (ii) to displace the management of the Borrower, any Guarantor or any of their respective Subsidiaries or to curtail management’s authority in the conduct of the business of the Borrower, any Guarantor or any of their respective Subsidiaries; or

(i) Any provision of the guaranty contained in Article V or of any Loan Document heretofore delivered or after delivery thereof under Section 3.01, shall for any reason cease to be valid, binding or enforceable on the Borrower or any Guarantor delivering the same, respectively (subject to the limitations and qualifications set forth in Section 4.01(d)), or the Borrower or any Guarantor shall so state in writing; or

(j) Any Loan Document which purports to create a lien or security interest, heretofore delivered or after delivery thereof under Section 3.01, shall for any reason, except to the extent permitted by the terms thereof, cease to create, or the Agent on behalf of the Lenders shall not have, a valid and perfected first priority mortgage lien on the respective Vessels described therein or a valid and perfected security interest or charge in any of the other Collateral purported to be covered thereby, enforceable in accordance with its terms, or the Borrower or any Guarantor shall take any action which shall impair any such security interests created, or intended to be created thereby; or

(k) Any “event of default”, as said term is defined in any of the Mortgages, shall occur and be continuing; or

(l) (i) Any change occurs in the control or the ownership of the Borrower or any Guarantor (other than, in the case of the Borrower, to any other wholly-owned subsidiary of Chiquita); or (ii) the Borrower or any Guarantor shall take any action in connection with any Vessel which shall impair the security interests of the Agent on behalf of the Lenders created, or intended to be created, by the Security Documents.

then, and in any such event, the Agent on direction of the Majority Lenders (i) shall, by notice to the Borrower, declare the Commitment to be terminated, whereupon the same shall forthwith terminate, (ii) shall, by notice to the Borrower, declare each Advance and the Notes, and all interest thereon and all other amounts and Obligations payable under this Agreement, to be forthwith due and payable (except that no notice shall be required upon the occurrence of an Event of Default described in paragraph (e) of this Section 6.01) whereupon each Advance, each Note, all such interest and all such amounts and Obligations shall become and be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, (iii) may exercise any and all remedies granted hereunder, under any Loan Document or by applicable law, and (iv) may, to the extent permitted by applicable law, bring suit at law, in equity, in admiralty and/or other appropriate proceedings whether for specific performance or observance of any terms or conditions contained in this Agreement or any other Loan Document, for an injunction against the violation of any of the terms hereof or thereof or in aid of the exercise of any power granted hereby or thereby or by the law to recover judgment for any and all amounts due under the Notes, this Agreement or any other Loan Document.

SECTION 6.02. Assignments as Security. Upon the final repayment of all amounts payable under the Loan Documents, the Agent shall reassign to the order of the Borrower the remaining property assigned to the Agent or the Lenders by such Assignments, without any representation or warranty by or recourse to the Agent or Lenders.

SECTION 6.03. Distribution of Proceeds. All monies received by the Agent or any Lender under or pursuant to this Agreement or any of the other Loan Documents or applicable law after the happening and continuance of an Event of Default or which are not expressly to be distributed pursuant to another provision hereof or of any Loan Document shall be applied in the manner following:

First, so much of such monies as shall be required to pay all taxes, assessments or liens in respect of the Vessels or any Loan Document having priority over the liens or security interests in favor of the Agent or any Lender, shall be applied to the payment of such taxes, assessments or liens;

Second, so much of such monies as shall be required to reimburse the Agent or any Lender for any expense or other loss incurred by it in connection with the collection or distribution of such amounts including, but not limited to, the expenses of enforcement, any sale or taking, attorneys’ fees and disbursements and the costs of investigation, and court costs, shall be applied to such reimbursement;

Third, so much of the monies as shall be required to pay the Agent or the Lenders all amounts owed to them pursuant to this Agreement and the other Loan Documents, including but not limited to, any Interest Rate Protection Agreement and Other Hedging Agreement, other than amounts specifically provided for in this Section 6.03, shall be applied to the payment of such amounts;

Fourth, so much of such amounts as shall be required to pay in full the accrued but unpaid interest on the Notes to the date of distribution shall be applied to the payment of such interest;

Fifth, so much of such amounts as shall be required to pay in full the unpaid principal amount of the Notes shall be applied to the payment of such principal amount; and

Sixth, the balance, if any remaining, shall be distributed to the order of the Borrower.

SECTION 6.04. Continuing Security. It is declared and agreed that (a) the security created or to be created by or pursuant to this Agreement and the other Loan Documents shall be held by the Agent on behalf of the Lenders as a continuing security for the payment of all monies which may at any time and from time to time be or become due and payable under this Agreement and the other Loan Documents or any of them; (b) the security so created shall not be satisfied by an intermediate payment or satisfaction of any part of the amount hereby and thereby secured; (c) the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Agent or any Lender for all of any part of the monies hereby and thereby secured; (d) every power or remedy given to the Agent or Lender hereunder or under any of the Loan Documents shall be in addition to and not a limitation of any and every other power or remedy vested in the Agent or the Lender hereunder or thereunder or by any law; and (e) all powers so vested in the Agent or any Lender may be exercised from time to time and as often as the Agent and/or any Lender may deem expedient.

ARTICLE VII

RELATION OF LENDERS; ASSIGNMENTS

AND PARTICIPATIONS

SECTION 7.01. Lenders and Agent. The general administration of this Agreement and the Loan Documents shall be by the Agent, and each Lender hereby authorizes and directs the Agent to take such action (including without limitation retaining lawyers, accountants, surveyors or other experts) or forbear from taking such action as in the Agent’s reasonable opinion may be necessary or desirable for the administration hereof (subject to any direction of the Majority Lenders and to the other requirements of Section 7.04 hereof). The Agent shall inform each Lender, and each Lender shall inform the Agent, of the occurrence of any Event of Default promptly after obtaining knowledge thereof; however, unless it has actual knowledge of an Event of Default, each of the Agent and the Lenders may assume that no Event of Default has occurred.

SECTION 7.02. Pro Rata Sharing. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.05(b), 2.06 or 2.08) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Any Lender so purchasing a participation from another Lender pursuant to this Section 7.02 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower or the Guarantors in the amount of such participation.

SECTION 7.03. Setoff. Upon the occurrence and during the continuance of any Default or Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or any Guarantor against any and all of the obligations of the Borrower and the Guarantors now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower and the Guarantors after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

SECTION 7.04. Approvals. Upon any occasion requiring or permitting an approval of any amendment or modification or any consent, waiver, declaring an Event of Default or taking any action thereafter, or any other action on the part of the Agent or the Lenders under any of the Loan Documents, (1) action may (but shall not be required to) be taken by the Agent for and on the behalf or for the benefit of all Lenders, provided (A) that no other direction of the Majority Lenders shall have been previously received by the Agent, and (B) that the Agent shall have received consent of the Majority Lenders to enter into any written amendment or modification of the provisions of any of the Loan Documents, or to consent in writing to any material departure from the terms of any Loan Documents by the Borrower or any other party thereto or (2) action shall be taken by the Agent upon the direction of the Majority Lenders, and any such action shall be binding on all Lenders; provided further, however, that unless all of the Lenders agree in writing thereto, no amendment, modification, waiver, consent or other action with respect to this Agreement or any of the Notes shall be effective which (a) increases the Commitment of any of the Lenders, (b) reduces any commission, fee, the principal or interest owing to any Lender in respect of the Notes hereunder or the method of calculation of any thereof, (c) extends the Maturity Date or the date on which any sum in respect of the Notes is due hereunder, (d) releases any collateral, guaranty or other security, (e) amends the provisions of this Section 7.04 or the definition of Majority Lenders, or (f) waives any condition for Advances set forth in Article III.

SECTION 7.05. Exculpation. The Agent shall not be liable or answerable for anything whatsoever in connection with any of the Loan Documents or other instrument or agreement required hereunder or thereunder, including responsibility in respect of the execution, delivery, construction or enforcement of any of the Loan Documents or any such other instrument or agreement, or for any action taken or not taken by the Agent in any case involving exercise of any power or authority conferred upon the Agent under any thereof, except for its willful misconduct or gross negligence, and the Agent shall have no duties or obligations other than as provided herein and therein. The Agent shall be entitled to rely on any opinion of counsel (including counsel for the Borrower, the Guarantors or any of their Subsidiaries) in relation to any of the Loan Documents or any other instrument or agreement required hereunder or thereunder and upon writings, statements and communications received from the Borrower, the Guarantors or any of their Subsidiaries (including any representation made in or in connection with any Loan Document), or from any other party to any of the Loan Documents or any documents referred to therein or any other Person, firm or corporation reasonably believed by it to be authentic, and the Agent shall not be required to investigate the truth or accuracy of any writing or representation, nor shall the Agent be liable for any action it has taken or omitted in good faith on such reliance.

SECTION 7.06. Indemnification. Each Lender agrees to indemnify the Agent, except to the extent reimbursed by the Borrower or any Guarantor and except in the case of any suit by any Lender against the Agent resulting in a final judgment against the Agent, ratably according to the aggregate principal amount of the Notes then held by it (or if no Notes are outstanding or if any such Notes are held by Persons which are not Lenders, ratably according to the amount of its Commitment) against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (except to the extent the foregoing results from the Agent’s gross negligence or willful misconduct) which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of (y) any of the Loan Documents or any other instrument or agreement contemplated hereunder or thereunder or (z) any action taken or omitted by the Agent under any of the Loan Documents or such other instrument or agreement.

SECTION 7.07. Agent as Lender. The Agent shall, in its individual capacity, have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not an agent; the term “Lenders” shall include the Agent in its individual capacity to the extent of its Commitment. The Agent and its Subsidiaries and Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their Subsidiaries and Affiliates, as if it were not the Agent.

SECTION 7.08. Notice of Transfer; Resignation; Successor Agent. (a) The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s interest in any Loan and any other instrument or agreement contemplated hereunder or thereunder for all purposes hereof unless and until a written notice of the assignment or transfer thereof, executed by such Lender and otherwise in compliance with the requirements of Section 7.10 hereof, shall have been received and accepted by the Agent. The Agent shall resign if directed by the Majority Lenders for any reason. The Agent may not resign at any time, except that, upon written notice to the Lenders and the Borrower, the Agent may resign if in its judgment there exist or may occur reasons related to conflict of interest, a change in, or violation of, law or regulation or interpretation thereof, or such other occurrence that may prevent or impede the Agent in discharging its duties hereunder or under the Loan Documents faithfully and effectively in accordance with their terms.

(b) Any successor Agent shall be appointed by the Majority Lenders and shall be a bank or trust company reasonably satisfactory to the Borrower (so long as no Event of Default shall have occurred and be continuing) and the Majority Lenders. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Majority Lender’s removal of the Agent, then such retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least Three Hundred Million Dollars ($300,000,000). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 7.09. Credit Decision; Not Trustee. Each Lender represents that it has made, and agrees that it shall continue to make, its own independent investigation of the financial condition and affairs of the Borrower, the Guarantors and their Subsidiaries, and its own appraisal of the creditworthiness of the Borrower, the Guarantors and their Affiliates and Subsidiaries in connection with the making and performance of this Agreement. The Agent has and shall have no duty or responsibility whatsoever on the date hereof or, except as otherwise expressly provided in this Agreement at any time hereafter, to provide any Lender with any credit or other information. Nothing herein shall (nor shall it be construed so as to) constitute the Agent a trustee for the Borrower, the Guarantors or their Subsidiaries or impose on it any duties or obligations other than those for which express provision is made in this Agreement or under the other Loan Documents.

SECTION 7.10. Assignments and Participation. (a) Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) each of the Agent and the Borrower shall have given its prior written approval to such assignment, which approval shall not be unreasonably withheld, (iii) unless the Borrower shall otherwise agree with the assigning Lender, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) that is not to a then existing Lender hereunder, shall in no event be less than Fifteen Million Dollars ($15,000,000) (or its equivalent in Euros, if applicable) or such lesser amount as shall constitute all of such assigning Lender’s Commitment and the outstanding principal of Notes payable to it, (iv) each such assignment shall be to an Eligible Assignee, and (v) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of Three Thousand Dollars ($3,000). Notwithstanding anything to the contrary contained herein, with the prior written approval of the Agent and the Borrower (such approval not to be unreasonably withheld), each Lender may assign to any successor, or to any Affiliate or Subsidiary, all of its rights and obligations under this Agreement (including, without limitation, all of its Commitment, the Advances owing to it and the Note or Notes held by it). Any assignment or purported assignment not in compliance with this Section shall be void and of no effect. Without regard to any of the other terms of this Agreement or of any other agreement, any Lender may assign, as collateral or otherwise, any of its rights (including, without limitation, rights to payments of principal and/or interest on the Notes) under this Agreement to any Federal Reserve Bank of the United States without notice to or consent of the Borrower, any Guarantor, the Agent or any other Person. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance and subject to the foregoing, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the Borrower, the Guarantors or their Subsidiaries or the performance or observance by any of the Borrower, the Guarantors or their Subsidiaries of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to herein Sections 4.01(n) and 5.01(c), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register (including the transfer of Notes to such Eligible Assignee by the assigning Lender) and revise Schedule II accordingly and (iii) give prompt notice and an execution counterpart thereof to the Borrower. Within five (5) Business Days after their receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note or new Notes, as the case may be, to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(d) The Agent shall maintain at its address referred to in Section 8.02 of this Agreement a register for the recordation of the names and addresses of the Lenders and, with respect to Lenders, the Commitment of, and principal amount of the Advance owing and each Note payable to, each Lender from time to time and a copy of each Assignment and Acceptance delivered to and accepted by it (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Guarantors, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Guarantors or any Lender at any reasonable time and from time to time upon reasonable prior notice and each shall be entitled to make copies thereof at its expense.

(e) Each Lender and the Agent may grant participations to one or more banks or other entities in or to all or any part of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advance owing to it); provided, however, that, notwithstanding the grant of any such participation by any Lender, such participation, and the right to grant such a participation, shall be expressly subject to the following conditions and limitations: (i) such Lender’s obligations under this Agreement (including without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note and Advance for all purposes of this Agreement, (iv) the Borrower, the Guarantors, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and no participant shall have a right to make a claim on the Borrower or any Guarantor for any amount that would have been due to such participant if it had been a Lender hereunder, including without limitation, pursuant to Sections 2.06 or 2.08 hereof, (v) such Lender shall continue to be able to agree to any modification or amendment of this Agreement or any waiver hereunder without the consent, approval or vote of any such participant or group of participants, other than modifications, amendments, and waivers which (a) postpone the Maturity Date or any date fixed for any payment of, or reduce any payment of, principal of or interest on such Lender’s Advance or any fees or other amounts payable under this Agreement, or (b) increase the amount of such Lender’s Commitment, or (c) change the interest rate payable under this Agreement, or (d) release all or substantially all of any collateral or guaranty, provided that if a Lender agrees to any modification or waiver relating to items (a) through (d), the Borrower, the Guarantors, the Agent and each other Lender may conclusively assume that such Lender duly received any necessary consent of each of its participants and (vi) except as contemplated by the immediately preceding clause (v), no participant shall be deemed to be or to have any of the rights or obligations of a “Lender” hereunder.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 7.10, disclose to the assignee, participant, or proposed assignee or participant, any information relating to the Borrower, any Guarantor or their Subsidiaries furnished to such Lender by or on behalf of the Borrower or any Guarantor, provided that the Person receiving such information undertakes not to disclose it to a third party except pursuant to, and subject to the conditions provided in, this Section 7.10.

(g) In the event that a Lender shall not, when requested, give its consent with respect to any matter requiring such consent under the provisions of Section 7.04 of this Agreement (each a "Non-Consenting Lender”), each such Non-Consenting Lender hereby agrees, promptly at the request of the Agent and the Borrower, to transfer all of its rights and obligations under this Agreement to one or more Eligible Assignees as the Agent and the Borrower may designate by executing and delivering an Assignment and Acceptance in the manner provided in Section 7.10, such transfer to be effective upon payment to such Non-Consenting Lender of all amounts owing to it to the date of transfer under this Agreement, provided, however, that in connection with any such transfer, the Borrower shall pay the Agent’s processing and recordation fee under Section 7.10(a).

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments. No amendment, supplement or modification to this Agreement shall be enforceable against the Borrower unless the same shall be in writing and signed by the Borrower. No amendment or waiver of any provision of this Agreement or any instrument delivered hereunder, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and, to the extent required by Section 7.04 hereof, the Majority Lenders or each Lender, as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 8.02. Notices. All notices, demands and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed, telexed, telecopied or telegraphed or delivered, if to the Borrower or any Guarantor at their respective addresses set forth below their signatures herein written; and if to a Lender other than the Agent, at its address set forth below its signature herein written; or, as to each party, at such other address as shall be designated by such party in a notice to the other parties hereto. All such notices and communications shall, when mailed, telexed, telecopied, or telegraphed, be effective upon the earliest of (i) actual receipt, (ii) seven days from the date when deposited in the mails, or (iii) when (on a Business Day and during normal business hours at the addressee’s address) transmitted by telecopy or telex or delivered to the telegraph company, respectively, except that notices and communications to the Agent or any Lender pursuant to Article II hereof shall not be effective until received by the Agent or such Lender.

SECTION 8.03. No Waiver; Remedies. Regardless of any fact known or investigation undertaken by the Agent or any Lender, no failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs, Expenses, Fees and Indemnities. (a) The Borrower agrees to pay on demand, whether or not the Loan Documents are executed (i) in connection with the preparation, execution, and delivery of this Agreement and the instruments and other documents to be delivered hereunder, (y) the reasonable fees and out-of-pocket expenses of Messrs. Holland & Knight LLP, as special counsel for the Agent and the Lenders (and any local counsel retained by such firm) with respect to the closing of the Transaction and (z) all other reasonable and out-of-pocket costs and expenses of the Lenders and the Agent including, without limitation, valuation expenses, professional fees and reports (other than any other legal fees, any out-of-pocket expenses and related expenses incurred by them) and (ii) after the Closing Date, all costs and expenses (including reasonable fees and expenses of any counsel) in connection with the administration of this Agreement and the other instruments and documents to be delivered hereunder, including, without limitation, subsequent amendments or waivers of the Loan Documents. The Borrower shall not be liable to any Lender in respect of any costs or expenses incurred in connection with any assignment or grant of participation under Section 7.10 hereof. The Borrower further agrees to pay on demand all losses, costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the instruments and other documents delivered hereunder, including, without limitation, losses, costs and expenses sustained as a result of a Default by the Borrower in the performance of its obligations contained in this Agreement or any instrument or document delivered hereunder, or arising out of any bankruptcy proceedings.

(b) If, for any reason, including maturity or demand of the Loan under Article VI, or prepayment of an Advance, in whole or in part, the Agent or any of the Lenders receives payment of principal of or interest on an Advance on any day other than the last day of the Interest Period for such Advance permitted under this Agreement the Borrower shall pay to the Agent on behalf of the Lenders on demand any amounts required to compensate the Lenders for any breakage costs (including any loss, cost or expense incurred by reason of currency exchange or of the liquidation or reemployment of deposits or other funds in respect of such payment) and any additional losses, costs or expenses which any Lender may incur as a result of such payment, provided that the Lender shall have delivered to the Agent and the Borrower, as the case may be, a certificate as to the amount of such breakage costs, additional losses, costs or expenses, which certificate shall be binding, absent manifest error, except that the failure of the Lender to provide such certificate shall in no way relieve the Borrower of its obligations under this Section 8.04(b).

(c) The Borrower and each Guarantor agrees to indemnify and hold harmless each of the Lenders and the Agent, and their respective Affiliates, directors, officers, employees, agents, representatives, counsel and advisors (each an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel and the costs of investigation and defense thereof) which may be incurred by or asserted or awarded against any Indemnified Party, in each case based upon, arising out of or in connection with or by reason of, the Transaction, including, without limitation, any act or failure to act by the Agent where such act or failure to act was taken pursuant to the Borrower’s request or any transaction contemplated by this Agreement or any Loan Document, whether or not any Advance hereunder is made, except to the extent that such claim, damage, loss, liability or expense results from the gross negligence or willful misconduct of such Indemnified Party. The Borrower and each Guarantor also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Borrower, the Guarantors or any of their respective Affiliates, directors, officers, employees, agents, representatives, counsel and advisors, and the Borrower and each Guarantor agree not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan, the Loan Documents or any of the transactions contemplated by the Loan Documents. The indemnities of this Agreement shall survive the termination of this Agreement and the other Loan Documents.

SECTION 8.05. Judgment. (a) If for the purposes of obtaining judgment in any court or realizing on Collateral it is necessary or desirable to convert a sum due hereunder or under any instrument delivered hereunder in a given currency into another currency, the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent or the Lender, as the case may be, could purchase such currency with such other currency on the Business Day preceding that on which final judgment is given.

(b) The obligation of the Borrower and the Guarantors in respect of any sum due from them to the Agent or any Lender hereunder or under such instrument shall, notwithstanding any judgment in a currency other than Dollars or Euros, as the case may be, be discharged only to the extent that on the Business Day following receipt by the Agent or such Lender of any sum adjudged to be so due in such other currency the Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase Dollars or Euros, as the case may be, with such other currency; if the Dollars or Euros, as the case may be, so purchased are less than the sum originally due to the Agent or such Lender, as the case may be, in Dollars, or Euros, as the case may be, the Borrower and the Guarantors agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or such Lender, as the case may be, against such loss, and if the Dollars or Euros, as the case may be, so purchased exceed the sum originally due to the Agent or such Lender in Dollars or Euros, as the case may be, the Agent or such Lender shall remit such excess to the Borrower and the Guarantors.

SECTION 8.06. Consent to Jurisdiction; Waiver of Immunities. (a) The Borrower and the Guarantors hereby irrevocably submit to the jurisdiction of any New York State court sitting in New York County and to the jurisdiction of the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement or the Notes or any other Loan Document, and the Borrower and the Guarantors hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. The Borrower and the Guarantors hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower and the Guarantors hereby irrevocably appoint CT Corporation Systems (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, United States, as their agent to receive on behalf of themselves and their property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Borrower and the Guarantors in care of the Process Agent (or any successor thereto, as the case may be) at such Process Agent’s above address (or the address of any successor thereto, as the case may be), and the Borrower and the Guarantors hereby irrevocably authorize and direct the Process Agent (and any successor thereto) to accept such service on their behalf. The Borrower and the Guarantors shall appoint a successor agent for service of process should the agency of CT Corporation Systems terminate for any reason, and further shall at all times maintain an agent for service of process in New York, New York, so long as there shall be outstanding any Obligations under the Loan Documents. The Borrower and the Guarantors shall give notice to the Agent of any appointment of successor agents for service of process, and shall obtain from each successor agent a letter of acceptance of appointment and promptly deliver the same to the Agent. As an alternative method of service, the Borrower and the Guarantors also irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to them at their address specified in Section 8.02 hereof. Without waiver of their rights of appeal permitted by relevant law, the Borrower and the Guarantors agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Nothing in this Section 8.06 shall affect the right of the Agent or any Lender to serve legal process in any other manner permitted by law, or affect the right of the Agent or any Lender to bring any action or proceeding against the Borrower, the Guarantors or their respective properties in the courts of any other jurisdiction.

(c) To the extent that the Borrower and the Guarantors have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to themselves or their property, the Borrower and the Guarantors hereby irrevocably waive such immunity in respect of their obligations under this Agreement and the Notes.

SECTION 8.07. Binding Effect; Merger; Severability; GOVERNING LAW. (a) This Agreement shall become effective when it shall have been executed by the Borrower, the Guarantors, and the Agent and when the Agent shall have been notified by each Lender that such Lender has executed it and thereafter this Agreement shall be binding upon, and shall inure to the benefit of the Borrower, the Guarantors, the Agent and each Lender, and their respective successors and assigns, except that the Borrower and the Guarantors shall not have the right to assign their rights hereunder or any interest herein except as otherwise expressly provided herein. Each Lender may, to the extent permitted under this Agreement, assign to any other financial institution all or any part of, or any interest in, the Lender’s rights and benefits hereunder and under any instrument delivered hereunder, and to the extent of such assignment such assignee shall have the same rights and benefits against the Borrower and the Guarantors as such assignee would have had if it were the Lender hereunder.

(b) The Loan Documents, together with all attachments and exhibits to each of them and all other documents referenced herein and therein, and delivered hereunder and thereunder and pursuant hereto and thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous written and oral understandings and agreements related thereto among the parties.

(c) If any word, phrase, sentence, paragraph, provision or section of the Loan Documents shall be held, declared, pronounced or rendered invalid, void, unenforceable or inoperative for any reason by any court of competent jurisdiction, governmental authority, statute, or otherwise, such holding, declaration, pronouncement or rendering shall not adversely affect any other word, phrase, sentence, paragraph, provision or section of the Loan Documents, which shall otherwise remain in full force and effect and be enforced in accordance with their respective terms.

(d) This Agreement has been delivered in New York, New York. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 8.08. Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient and by each party hereto on separate counterparts, each of which, when so executed, shall be deemed as original, but all such counterparts shall constitute but one and the same agreement.

SECTION 8.09. WAIVER OF JURY TRIAL. BY ITS SIGNATURE BELOW WRITTEN EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS HEREIN DESCRIBED OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GREAT WHITE FLEET LTD.		CDV LTD.,
as Borrower		as Guarantor
By: /s/ James W. Parker		By: /s/ James W. Parker

Name: James W. Parker		Name: James W. Parker
Title: Vice President		Title: Vice President
Address:		Address:
7 Reid Street		7 Reid Street
Hamilton HM JX		Hamilton HM JX
Bermuda		Bermuda
Attention: James W. Parker		Attention: James W. Parker
with a copy to		with a copy to
Chiquita Brands International, Inc.		Chiquita Brands International, Inc.
250 East Fifth St.		250 East Fifth St.
Cincinnati, OH 45202		Cincinnati, OH 45202
Attention: Assistant Treasurer		Attention: Assistant Treasurer
Telephone:	513-784-8331	Telephone:	513-784-8331
Telecopy:	513-665-2619	Telecopy:	513-665-2619
CDY LTD.,		BVS LTD.,
as Guarantor		as Guarantor
By: /s/ James W. Parker		By: /s/ James W. Parker

Name: James W. Parker		Name: James W. Parker
Title: Vice President		Title: Vice President
Address:		Address:
7 Reid Street		7 Reid Street
Hamilton HM JX		Hamilton HM JX
Bermuda		Bermuda
Attention: James W. Parker		Attention: James W. Parker
with a copy to		with a copy to
Chiquita Brands International, Inc.		Chiquita Brands International, Inc.
250 East Fifth St.		250 East Fifth St.
Cincinnati, OH 45202		Cincinnati, OH 45202
Attention: Assistant Treasurer		Attention: Assistant Treasurer
Telephone:	513-784-8331	Telephone:	513-784-8331
Telecopy:	513-665-2619	Telecopy:	513-665-2619
NORDEA BANK NORGE ASA,		NORDEA BANK FINLAND PLC,
GRAND CAYMAN BRANCH,		NEW YORK BRANCH,
as Lender		as Agent
By: /s/ Anne Engen		By: /s/ Anne Engen

Name:	Anne Engen	Name:	Anne Engen
Title:	Vice President	Title:	Vice President
By: /s/ Alison Barber		By: /s/ Alison Barber

Name:	Alison Barber	Name:	Alison Barber
Title:	Vice President	Title:	Vice President
Address:	437 Madison Avenue	Address:	437 Madison Avenue
	21st Floor		21st Floor
	New York, NY 10022		New York, NY 10022
Attention:	Head of Shipping	Attention:	Head of Shipping
Telephone:	(212) 318-9300	Telephone:	(212) 318-9300
Telecopy:	(212) 421-4420	Telecopy:	(212) 421-4420

REDUCTION SCHEDULE*

Borrower: Great White Fleet Ltd.
Guarantors: BVS Ltd., CDV Ltd. and CDY Ltd.

Vessels: CHIQUITA BELGIE
CHIQUITA DEUTSCHLAND
CHIQUITA NEDERLAND
CHIQUITA SCHWEIZ
CHIQUITA BREMEN
CHIQUITA ROSTOCK

		Amount of Total Commitments
	Months After	(upon giving effect to
Period	Closing Date	Reductions)
0	—	80,000,000

1	six (6)	75,600,000

2	twelve (12)	71,200,000

3	eighteen (18)	66,800,000

4	twenty-four (24)	62,400,000

5	thirty (30)	58,000,000

6	thirty-six (36)	53,600,000

7	forty-two (42)	49,200,000

8	forty-eight (48)	44,800,000

9	fifty-four (54)	40,400,000

10	sixty (60)	36,000,000

11	sixty-six (66)	31,600,000

12	seventy-two (72)	27,200,000

13	seventy-eight (78)	22,800,000

14	eighty-four (84)	0

* Subject to adjustment by the Agent to reflect (x) reductions in the Commitment, as provided in Sections 2.01 and 2.05 of the Credit Agreement, and (y) Euro principal Loan amounts due.

EXHIBIT A to
Revolving Credit Agreement

SECURED PROMISSORY NOTE

$80,000,000 New York, New York

Dated: April 22, 2005

FOR VALUE RECEIVED, the undersigned, GREAT WHITE FLEET LTD., a company organized and existing under the laws of Bermuda (the “Borrower”), HEREBY PROMISES TO PAY to NORDEA BANK NORGE ASA, ACTING THROUGH ITS GRAND CAYMAN BRANCH, or the registered assignee thereof (the “Lender”), for the account of its Applicable Lending Office (as defined in the Revolving Credit Agreement referred to below) the full unpaid principal amount of Eighty Million Dollars ($80,000,000) (or its equivalent in Euros), or, if less, the aggregate principal amount of the Advances (defined below) made by the Lender to the Borrower pursuant to the Revolving Credit Agreement, dated as of April 22, 2005, by and among the Borrower, BVS LTD., CDV LTD. and CDY LTD., as guarantors (the “Guarantors”), NORDEA BANK FINLAND PLC, ACTING THROUGH ITS NEW YORK BRANCH, as agent (the “Agent”), the Lender, and the other Lenders named therein (as the same may be from time to time amended, supplemented or otherwise modified, the “Credit Agreement”). All principal hereunder shall be paid in Dollars or Euros, as the case may be, calculated in accordance with, and shall be payable in such amounts and at such times, as are specified in the Credit Agreement; provided that the full unpaid principal amount of the Advances shall be paid no later than the Maturity Date. The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance and thereafter until all such principal amounts are paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.

All principal and interest payments hereunder are payable in lawful money in freely transferable Dollars or Euros, as the case may be, in immediately available funds at the office of the Agent at 437 Madison Avenue, New York, New York 10022, United States of America, Attention: Credit Control Department, with a copy to the same address to the Attention: Shipping Department, not later than 12:00 noon, New York City time, on the day when due, for the account of the Lending Office, all as provided in the Credit Agreement.

This Note is secured or intended to be secured by (i) Bahamas first priority statutory mortgages and related Deeds of Covenants on CDV Ltd.’s Bahamas flag vessels “CHIQUITA BELGIE”, Official No. 720423, and “CHIQUITA DEUTSCHLAND”, Official No. 720424, and CDY Ltd.’s Bahamas flag vessels “CHIQUITA NEDERLAND”, Official No. 720422, and “CHIQUITA SCHWEIZ”, Official No. 720425, and (ii) Bermuda first priority statutory mortgages and related Deeds of Covenants on BVS Ltd.’s Bermuda flag vessels “CHIQUITA BREMEN”, Official No. 723130 and “CHIQUITA ROSTOCK”, Official No. 723183, and (ii) the other Collateral, as defined in the Credit Agreement to which reference is made for a description of the property thereby mortgaged, the nature and extent of the security afforded thereby and the rights of the undersigned, the Guarantors and the holder hereof with respect to such security as provided in said mortgages and related Deeds of Covenants and other Collateral.

The holder of this Note shall, and is hereby authorized by the Borrower to, endorse on the schedule forming a part hereof appropriate notations evidencing the date, the currency, and the amount of each Advance made by the Lender and the date and amount of each repayment made by the Borrower with respect thereto.

This Secured Promissory Note is one of the Notes referred to in, and is subject to the terms and provisions and entitled to the benefits of, the Credit Agreement. All Notes issued under the Credit Agreement are issuable only in registered form. The undersigned may deem and treat the registered holder of this Note listed in the Register as the owner hereof for all purposes. Terms not defined in this Secured Promissory Note but defined in the Credit Agreement shall have the same meanings when used herein.

The Credit Agreement, among other things, (i) provides for the making of advances (the “Advances”) by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the amount first above written, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Secured Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments and repayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower hereby waives presentment, demand, protest and notice of any kind and hereby consents that any and all property or other collateral, if any, held by the holder hereof or the Agent at any time as security for this Note may be exchanged, released or surrendered. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

BY ITS SIGNATURE BELOW WRITTEN THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NOTE, THE CREDIT AGREEMENT OR ANY LOAN DOCUMENT THEREIN DESCRIBED OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

GREAT WHITE FLEET LTD.

By:
Name:
Title: